EXHIBIT 10.1

CREDIT AGREEMENT
dated as of
April 6, 2017,
among
AMERICAN AXLE & MANUFACTURING, INC.,
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.,
The LENDERS Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.
and
RBC CAPITAL MARKETS*,
as Joint Lead Arrangers and Joint Bookrunners
BARCLAYS BANK PLC,
RBC CAPITAL MARKETS,
CITIGROUP GLOBAL MARKETS INC.,
PNC CAPITAL MARKETS LLC,
and
BMO CAPITAL MARKETS CORP.,
as Co-Syndication Agents
and
CITIZENS BANK, NATIONAL ASSOCIATION,
THE HUNTINGTON NATIONAL BANK,
and
U.S. BANK NATIONAL ASSOCIATION,
as Co- Documentation Agents

[CS&M Ref. 6701-639]
*RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

TABLE OF CONTENTS

i

SCHEDULES:

Schedule 1.01		Existing Letters of Credit
Schedule 2.01		Commitments
Schedule 3.05		Disclosed Matters
Schedule 3.12		Material Properties
Schedule 3.15		Existing Insurance
Schedule 5.14		Post-Closing Matters
Schedule 6.01		Existing Indebtedness
Schedule 6.02		Existing Liens
Schedule 6.04A		Existing Investments
Schedule 6.04B		Certain Permitted Investments
Schedule 6.05		Existing Transactions with Affiliates
Schedule 6.06		Existing Restrictions

EXHIBITS:

Exhibit A		Form of Guarantee Agreement
Exhibit B		Form of Assignment and Assumption
Exhibit C		Form of Affiliated Lender Assignment and Assumption
Exhibit D		Auction Procedures
Exhibit E		Form of Collateral Agreement
Exhibit F		Form of Maturity Date Extension Request
Exhibit G-1	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit G-2	—	Form of U.S. Tax Compliance Certificate for Non-U.S.
Participants that are not Partnerships for U.S. Federal Income Tax
Purposes
Exhibit G-3	—	Form of U.S. Tax Compliance Certificate for Non-U.S.
Participants that are Partnerships for U.S. Federal Income Tax
Purposes
Exhibit G-4	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H		Form of Solvency Certificate

CREDIT AGREEMENT dated as of April 6, 2017 (this “Agreement”), among AMERICAN AXLE & MANUFACTURING, INC., AMERICAN AXLE & MANUFACTURING HOLDINGS, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
Pursuant to the Agreement and Plan of Merger dated as of November 3, 2016 (the “Purchase Agreement”), by and among the Parent, Alpha SPV I, Inc., a newly formed indirect wholly-owned subsidiary of the Parent (“Merger Sub”), and Metaldyne Performance Group Inc. (the “Target”), Merger Sub will merge (the “Acquisition”) with and into the Target, with the Target surviving as a wholly owned direct or indirect subsidiary of the Parent, for the consideration set forth in the Purchase Agreement.
In connection with the foregoing, the Borrower has requested that (a) the Tranche A Term Lenders extend credit in the form of Tranche A Term Loans on the Closing Date in an aggregate principal amount not in excess of $100,000,000, (b) the Tranche B Term Lenders extend credit in the form of Tranche B Term Loans on the Closing Date in an aggregate principal amount not in excess of $1,550,000,000 and (c) the Revolving Lenders extend credit in the form of Revolving Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that the Aggregate Revolving Credit Exposure will not exceed $900,000,000 at any time.  The proceeds of the Term Loans, together with the proceeds of the Revolving Loans made on the Closing Date and the proceeds of the New Senior Notes will be used by the Borrower on the Closing Date solely to pay the Transaction Costs, to consummate the Existing Indebtedness Refinancing, to pay the cash portion of the Merger Consideration (as defined in the Purchase Agreement) and for general corporate purposes.  The proceeds of the Revolving Loans after the Closing Date will be used only for general corporate purposes (including Permitted Acquisitions).  Letters of Credit will be used only to support obligations of the Parent and its Restricted Subsidiaries incurred in the ordinary course of business.
The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower and the other Loan Parties, on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:
NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions
SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means, collectively, (a) an “account” as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, (b) a “payment intangible” as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, and (c) the Parent’s or any Restricted Subsidiary’s rights to payment for goods sold or leased or services performed or rights to payment in respect of any monetary obligation owed to the Parent or any Restricted Subsidiary, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.
“Acquisition” has the meaning assigned to such term in the preamble to this Agreement.
“Additional Debt Representative” means, with respect to any series of Alternative Incremental Facility Debt or Credit Agreement Refinancing Indebtedness that is secured by a Lien on all or any portion of the Collateral, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing (other than a Eurodollar Borrowing denominated in Euro) for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for the applicable currency for such Interest Period (or such date, as applicable) multiplied by (b) the Statutory Reserve Rate.  Notwithstanding the foregoing, in the case of Tranche B Term Loans, in no event shall the Adjusted LIBO Rate at any time be less than 0.75% per annum, and in all other cases, if the Adjusted LIBO Rate at any time shall be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Purchasing Borrower Party (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Agreement” has the meaning assigned to such term in the introductory statement to this Credit Agreement.
“Aggregate Revolving Credit Exposure” means, at any time, the sum of the total Revolving Credit Exposure at such time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted LIBO Rate in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for a Eurodollar Borrowing denominated in Dollars for an Interest Period of one month plus 1.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, then the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in dollars (assuming an Interest Period of one month); provided that (i) if no Screen Rate shall be available for a one-month Interest Period but Screen Rates shall be available for maturities both longer and shorter than a one-month Interest Period, then the Screen Rate for purposes of this sentence shall be the Interpolated Screen Rate and (ii) if such rate shall be less than zero, such rate shall be deemed to be zero.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.  Notwithstanding the foregoing, in the case of Tranche B Term Loans, in no event shall the Alternate Base Rate at any time be less than 1.75% per annum.
“Alternative Currency” means Sterling, Euro, Krona or Peso.
“Alternative Currency Borrowing” means a Borrowing comprised of Alternative Currency Loans.
“Alternative Currency Equivalent” means, with respect to an amount in Dollars on any date in relation to a specified Alternative Currency, the amount of such specified Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to such Alternative Currency on such date.
“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.
“Alternative Currency Loan” means any Revolving Loan denominated in an Alternative Currency.

“Alternative Incremental Facility Debt” means any Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes, junior lien secured notes or term loans or senior unsecured notes or terms loans; provided that (a) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral on a pari passu or junior basis with the Loan Document Obligations and shall not be secured by any property or assets other than the Collateral, (b) the stated final maturity of such Indebtedness shall not be earlier than the Latest Maturity Date (except for any such Indebtedness in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, which Indebtedness, upon the maturity thereof, automatically converts into Indebtedness that satisfies the requirements set forth in this definition), (c) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (x) upon the occurrence of an event of default, asset sale, event of loss, or a change in control and (y) in the case of any such Alternative Incremental Facility Debt in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term Indebtedness, upon the occurrence of such refinancing or replacement Indebtedness as long as such refinancing or replacement Indebtedness satisfies the requirements set forth in this definition) prior to the Latest Maturity Date, (d) such Indebtedness shall have covenants no more restrictive, taken as a whole, than those applicable to the Commitments and the Loans (except for covenants or other provisions (i) applicable only to periods after the Latest Maturity Date in effect at the time such Alternative Incremental Facility Debt is incurred or (ii) that are also for the benefit of all other Lenders in respect of Loans and Commitments outstanding at the time such Alternative Incremental Facility Debt is incurred), as determined in good faith by the Borrower (it being understood that such Indebtedness may include one or more financial maintenance covenants with which the Borrower shall be required to comply; provided that any such financial maintenance covenant shall also be for the benefit of all other Lenders in respect of all Loans and Commitments outstanding at the time that such Alternative Incremental Facility Debt is incurred), (e) if such Indebtedness is secured, the security agreement relating to such Indebtedness shall not be materially more favorable (when taken as a whole) to the holders providing such Indebtedness than the existing Security Documents are to the Lenders (as determined in good faith by the Borrower), (f) if such Indebtedness is secured, the Additional Debt Representative with respect to such Indebtedness shall have become party to a Pari Passu Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable, mutually agreed with the Administrative Agent and (g) such Indebtedness shall not be guaranteed by any Restricted Subsidiary that is not a Loan Party.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to the Parent, the Borrower or the Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Revolving Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment at such time.  If the Revolving Commitments have terminated or expired, the Applicable Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans and LC Exposure that occur after such termination or expiration.

“Applicable Rate” means, for any day:
 (a) with respect to any Tranche B Term Loan (i) 1.25% per annum, in the case of an ABR Loan and (ii) 2.25% per annum, in the case of a Eurodollar Loan,
 (b) with respect to any Tranche A Term Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread” as the case may be, based upon the Total Net Leverage Ratio as of the end of the fiscal quarter for which consolidated financial statements have heretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) as of and for the first fiscal quarter ending after the Closing Date, the Applicable Rate shall be the applicable rate per annum set forth below in Category 2:

Category	Total Net Leverage Ratio	ABR Spread	Eurodollar Spread
Category 1	> 3.50 to 1.00	1.25%	2.25%
Category 2	≤ 3.50 to 1.00 but > 2.75 to 1.00	1.00%	2.00%
Category 3	≤ 2.75 to 1.00 but > 2.00 to 1.00	0.75%	1.75%
Category 4	≤ 2.00 to 1.00 but > 1.25 to 1.00	0.50%	1.50%
Category 5	≤ 1.25 to 1.00	0.25%	1.25%

and (c) with respect to any Revolving Loan, or with respect to the commitment fees payable hereunder the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread” or “Commitment Fee Rate” as the case may be, based upon the Total Net Leverage Ratio as of the end of the fiscal quarter for which consolidated financial statements have heretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) as of and for the first fiscal quarter ending after the Closing Date, the Applicable Rate shall be the applicable rate per annum set forth below in Category 2:

Category	Total Net Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1	> 3.50 to 1.00	2.00%	3.00%	0.375%
Category 2	≤ 3.50 to 1.00 but > 2.75 to 1.00	1.75%	2.75%	0.375%
Category 3	≤ 2.75 to 1.00 but > 2.00 to 1.00	1.50%	2.50%	0.375%
Category 4	≤ 2.00 to 1.00 but > 1.25 to 1.00	1.25%	2.25%	0.300%
Category 5	≤ 1.25 to 1.00	1.00%	2.00%	0.250%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Net Leverage Ratio shall be deemed to be in Category 1 in each case above at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.
“Applicable Total Net Leverage Ratio” means, for any date during any period set forth below, the ratio set forth below opposite such period:
Period	Total Net Leverage Ratio
April 6, 2017, through June 30, 2018	4.25 to 1.00
July 1, 2018, through June 30, 2019	4.00 to 1.00
July 1, 2019, through June 30, 2020	3.75 to 1.00
July 1, 2020, and thereafter	3.50 to 1.00

“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Arrangers” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citigroup Global Markets Inc. and RBC Capital Markets, each in its capacity as a joint lead arranger in respect of the credit facilities established hereunder.
“Asset Disposition” has the meaning assigned to such term in the definition of “Prepayment Event”.
“Assigned Dollar Value” shall have the meaning set forth in Section 2.22.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Auction” means an auction pursuant to which a Purchasing Borrower Party offers to purchase Term Loans pursuant to the Auction Procedures.
“Auction Manager” means any financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood and agreed that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).
“Auction Procedures” means the procedures set forth in Exhibit D.
“Auction Purchase Offer” means an offer by a Purchasing Borrower Party to purchase Term Loans of one or more Classes pursuant to an auction process conducted in accordance with the Auction Procedures and otherwise in accordance with Section 9.04(f).
“Available Amount” means, at any time, (a) the sum of (i) the Starter Available Amount, plus (ii) 50% of Consolidated Net Income of the Parent and the Restricted Subsidiaries for the period (taken as one period) beginning on January 1, 2013, to the end of the Parent’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, plus (iii) the Net Cash Proceeds from any sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Parent to the extent such Net Cash Proceeds are received by the Parent and any issuance of Indebtedness after the Closing Date that has been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) prior to the applicable date of determination, plus (iv) the amount of any investment made using the Available Amount of the Parent or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Parent or any of its Restricted Subsidiaries, plus (v) to the extent not otherwise included in Consolidated Net Income, the aggregate amount of cash returns to the Parent or any Restricted Subsidiary in respect of investments made pursuant to Section 6.04(o) in reliance on the Available Amount, plus (vi) the aggregate amount of prepayments declined by the Term Lenders pursuant to Section 2.11(f), plus (vii) an amount equal to the aggregate amount received by the Borrower or any Restricted Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Restricted Subsidiary after the Closing Date from (A) the sale (other than to the Parent or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or (B) any dividend or other distribution by an Unrestricted Subsidiary, minus (b) the sum at such time of (i) Investments previously or concurrently made under Section 6.04(o) in reliance on the Available Amount, plus (ii) Restricted Payments previously or concurrently made under Section 6.07(a)(vii) in reliance on the Available Amount, plus (iii) repayments, repurchases, redemptions, retirements or other acquisitions for value of Junior Debt previously or concurrently made under Section 6.07(b)(iii) in reliance on the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.
“Bankruptcy Event” means, with respect to any Lender or Lender Parent, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means American Axle & Manufacturing, Inc., a Delaware corporation.
“Borrowing” means Loans of the same Class, currency and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing or Term Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or an Alternative Currency Loan the term “Business Day” shall also exclude any day on which banks are not open for dealings in the London interbank market or the principal financial center of such Alternative Currency or, in the case of an Alternative Currency Loan denominated in Euro, any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is not open.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) that would constitute (a) the additions to property, plant and equipment and other capital expenditures of the Parent, the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Parent for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Parent, the Borrower and the Restricted Subsidiaries during such period, but excluding in each case any such expenditure (i) made by the Parent, the Borrower or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Parent, the Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (ii) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Parent, the Borrower or any Restricted Subsidiary and (iii) made with the Net Cash Proceeds from the issuance of Equity Interests (other than Disqualified Equity Interests) in an amount equal the Net Cash Proceeds so applied.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Interest Expense Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of Consolidated EBITDA of the Parent for such period to Consolidated Cash Interest Expense of the Parent for such period.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office, (c) the acquisition of direct or indirect Control of the Parent by any Person or group; (d) the failure of the Parent to own, directly or indirectly, all of the outstanding Equity Interests of the Borrower; (e) at any time that any Existing Senior Notes or New Senior Notes are outstanding, the occurrence of a Change of Control, as defined in either the Existing Senior Notes Indenture or New Senior Notes Indenture, as applicable; or (f) at any time that any Disqualified Equity Interest or any Alternative Incremental Facility Debt or Credit Agreement Refinancing Indebtedness of the Parent or any Restricted Subsidiary is outstanding, the occurrence of any “change of control” (or similar event) shall occur that would require (or entitle any holder or holders thereof to require) the Parent or any Restricted Subsidiary to redeem or purchase any such Disqualified Equity Interest or prepay any such Indebtedness.

“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Term Loans, Tranche B Term Loans, Revolving Loans, Incremental Term Loans, Refinancing Revolving Loans or Refinancing Term Loans, (b) any Commitment, refers to whether such Commitment is a Tranche A Term Commitment, Tranche B Term Commitment, Revolving Commitment, Incremental Term Commitment, Refinancing Revolving Commitment or Refinancing Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.  Incremental Term Loans, Refinancing Term Loans and Refinancing Revolving Loans (together with the Commitments in respect thereof) that have different terms and conditions shall be construed to be in different Classes.  Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Section 2.25.  Notwithstanding anything to the contrary contained in this Agreement, at no time shall there be more than three Classes of revolving credit commitments outstanding hereunder.
“Closing Date” means April 6, 2017.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for any of the Secured Obligations.
“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent under the Security Documents.
“Collateral Agreement” means the Collateral Agreement dated as of the date hereof, among the Borrower, the Parent, the Subsidiary Loan Parties and the Collateral Agent, substantially in the form of Exhibit E.

“Collateral Release Period” means any period during which the Liens on the Collateral granted pursuant to the Security Documents have been released (or are required to have been released) pursuant to Section 9.17 and are not required to be reinstated pursuant to such Section, determined as provided in such Section.
“Collateral Release Ratings Requirement” means the requirement that the Borrower has a Corporate Rating of at least BBB- (with a stable outlook) or better from S&P and Baa3 (with a stable outlook) or better from Moody’s.
“Collateral Requirement” means, at any time other than during a Collateral Release Period, the requirement that:
(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;
(b) all Equity Interests of each Restricted Subsidiary directly owned by or on behalf of such Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge (i) more than 66% of the outstanding voting Equity Interests of any Foreign Subsidiary or (ii) Equity Interests of any NWO Subsidiary to the extent that such pledge requires the consent of any other holder of Equity Interests in such NWO Subsidiary and such consent has not been obtained) and, to the extent required by the Collateral Agreement, the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; provided that, if any outstanding non-voting Equity Interests of a Foreign Subsidiary are, by their terms, able to be assigned or transferred (or required to be owned) only together with outstanding voting Equity Interests of such Foreign Subsidiary, then such non-voting Equity Interests shall be required to be pledged but only to the extent such voting Equity Interests are required to be pledged after taking into account clause (i) of this paragraph (b);
(c) all Indebtedness of the Parent and each Restricted Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes (together with any promissory note evidencing Indebtedness of any other Person owing to a Loan Party in a principal amount exceeding $15,000,000), together with undated instruments of transfer with respect thereto endorsed in blank; provided that any such Indebtedness of a Foreign Subsidiary owing to a Loan Party shall not be required to be evidenced by a promissory note if, and for so long as, under the laws of the jurisdiction where such Foreign Subsidiary is organized, promissory notes are not recognized as an instrument for evidencing Indebtedness (it being understood that (i) any such Indebtedness shall, in any event, constitute Collateral and (ii) if any promissory note or other instrument is created to evidence such Indebtedness, it shall be delivered to the Collateral Agent);

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Loan Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;
(e) the Collateral Agent shall have received, or shall have confirmation that the title company recording the mortgages has received, (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) with respect to each Material Property, a policy or policies of title insurance issued by a nationally recognized title insurance company, in an amount reasonably acceptable to the Collateral Agent, insuring the Lien of the Mortgage with respect to such Material Property as a valid and enforceable first Lien on such Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, (iii) a completed standard “life of loan” flood hazard determination form with respect to each Mortgaged Property, (iv) if any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as a Special Flood Hazard Area with respect to which flood insurance has been made available under any of the Flood Insurance Laws to have special flood hazards, evidence of such flood insurance as may be required under applicable Flood Insurance Laws, or as otherwise reasonably required by the Collateral Agent and (v) with respect to each Material Property, such land surveys, legal opinions of local counsel in the jurisdiction where such Material Property is located and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Material Property; and
(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder, including those required by the Collateral Agreement.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, the following assets of the Loan Parties, collectively, the “Excluded Assets”: (i) assets if, and for so long as the Administrative Agent, in consultation with the Parent and the Borrower, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (ii) with respect to real property, (x) all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (y) all fee-owned real property located outside the United States and (z) with respect to all other fee-owned property, (A) to the extent owned as of the Closing Date, all such real property that is not specified on Schedule 3.12 and (B) to the extent acquired after the Closing Date, all such real property that does not constitute Material Property as of the date such real property was acquired, (iii) all motor vehicles and other assets subject to certificates of title, letter of credit rights having a fair market value of less than $10,000,000 (except to the extent a security interest therein can be perfected by filing a UCC financing statement) and any commercial tort claims involving a claim for less than $10,000,000, (iv) any asset to the extent a grant of a security interest therein is prohibited or restricted by applicable law or would require the consent of any Governmental Authority pursuant to applicable law or third party, unless such consent has been obtained, in each case, except to the extent such prohibition or restriction is rendered ineffective pursuant to the applicable UCC or any other applicable law (other than the proceeds thereof, with respect to which the collateral assignment in favor of the Secured Parties is expressly deemed effective under the applicable UCC notwithstanding such prohibition or restriction), (v) margin stock, (vi) all leases, contracts, agreements, licenses, franchises and permits to the extent the grant of a security interest therein shall constitute or result in (x) the unenforceability of any right of the relevant Subsidiary granting such security interest or (y) a breach or termination pursuant to the terms of, or a default under, any such lease, contract, agreement, license, franchise or permit, in each case, except to the extent such prohibition or restriction is rendered ineffective pursuant to the applicable UCC or any other applicable law or principles of equity (other than the proceeds thereof, with respect to which the collateral assignment in favor of the Secured Parties is expressly deemed effective under the applicable UCC notwithstanding such prohibition or restriction); provided, however, that such security interest shall attach immediately at such time as the condition causing such unenforceability or breach, termination or default, as the case may be, shall be remedied or otherwise cease to exist and, to the extent severable, shall attach immediately to any portion of such lease, contract, agreement, license or franchise that does not result in any of the consequences specified in clauses (x) or (y) including, without limitation, any proceeds of such lease, contract, agreement, license, franchise or permit, (vii) equipment and assets that are subject to a lien securing a purchase money obligation or Capital Lease Obligation permitted to be incurred under the Loan Documents, if the underlying contract or other agreement prohibits or restricts the creation of any other lien on such equipment (including any requirement to obtain the consent of a third party) or the granting of a lien on such assets would trigger the termination (or a right of termination) of any such purchase money or capital lease agreement pursuant to any “change of control” or similar provision or the ability for any third party to amend any rights, benefits and/or obligations of the Loan Parties in respect of those assets or which require any Loan Party or any subsidiary of any Loan Party to take any action materially adverse to the interests of that subsidiary or any Loan Party, in each case, except to the extent such prohibition or restriction is rendered ineffective pursuant to the applicable UCC or any other applicable law or principles of equity (other than the proceeds thereof, with respect to which the collateral assignment in favor of the Secured Parties is expressly deemed effective under the applicable UCC notwithstanding such prohibition); provided, however, that such security interest shall attach immediately at such time as such prohibition shall cease to exist and, to the extent possible, shall attach immediately to any portion of such equipment or assets that does not result in any of the consequences specified in this clause (vii) including, without limitation, any proceeds of such equipment or assets, (viii) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), and (ix) all foreign intellectual property and any “intent-to-use.” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable United States federal law.  The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets (including extensions beyond the Closing Date, or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.  In addition, notwithstanding the foregoing, the Loan Parties shall not be required to enter into control agreements with respect to any payroll, collections, zero balance accounts (ZBAs) or any other account of a Loan Party that has a balance of less than $2,500,000.

It is understood that the requirements of this definition shall not be construed to require any Restricted Subsidiary that is not a Loan Party (including any Foreign Subsidiary) to grant any Lien on or otherwise pledge its assets to secure any of the Secured Obligations.
“Commitment” means a Tranche A Term Commitment, a Tranche B Term Commitment, a Revolving Commitment, an Incremental Term Commitment, a Refinancing Term Commitment, a Refinancing Revolving Commitment, or any combination thereof (as the context requires).
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.
“Consenting Lender” has the meaning assigned to such term in Section 2.25(a).
“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense of the Parent and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of the Parent or its consolidated Restricted Subsidiaries to the extent such interest or other financing costs shall have been capitalized (excluding any make-whole premiums paid in connection with the early redemption of the Senior Notes, early redemption and extinguishment of debt in connection with the Existing Indebtedness Refinancing and Transaction Costs) rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs (including as a result of the effects of acquisition method accounting or pushdown accounting) paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, (iii) to the extent included in such consolidated interest expense for such period, non-cash interest relating to the issuance of warrants or other equity-like instruments for such period, (iv) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, (v) accretion or accrual of discounted liabilities not constituting Indebtedness, (vi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (vii) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition or investment permitted hereunder, all as calculated on a consolidated basis.  Consolidated Cash Interest Expense shall be deemed to be (a) for the four fiscal quarter period ended June 30, 2017, Consolidated Cash Interest Expense for the period from the Closing Date to and including June 30, 2017, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Closing Date to June 30, 2017, (b) for the four fiscal quarter period ended September 30, 2017, Consolidated Cash Interest Expense for the period from the Closing Date to and including September 30, 2017, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Closing Date to September 30, 2017, (c) for the four fiscal quarter period ended December 31, 2017, Consolidated Cash Interest Expense for the period from the Closing Date to and including December 31, 2017, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Closing Date to December 31, 2017 and (d) for the four fiscal quarter period ended March 31, 2018, Consolidated Cash Interest Expense for the period from the Closing Date to and including March 31, 2018, multiplied by a fraction equal to (x) 365 divided by (y) the number of days actually elapsed from the Closing Date to March 31, 2018.

“Consolidated EBITDA” means, of any Person for any period, Consolidated Net Income of such Person for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income (except with respect to clause (vii) below), the sum of (i) provision for Taxes based on income, profits or capital (including pursuant to any tax sharing arrangements), including, without limitation, federal, state, local, provincial, foreign, excise, franchise, property and similar taxes, border taxes and foreign withholding taxes and foreign unreimbursed value added Taxes (including, in each case, penalties and interest related to such Taxes or arising from tax examinations) of such Person paid or accrued during such period, (ii) gross interest expense for such period (including interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables, amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees, commitment fees, underwriting fees, arrangement fees, fees or premiums or other amounts paid in connection with the issuance or repayment or termination of Indebtedness)), (iii) (A) all depreciation and amortization expense (including amortization of goodwill, software and other intangible assets) and (B) all asset write-offs and/or write-downs (other than write-offs or write-downs in respect of inventory and receivables), in each case for such period, (iv) any special charges and any extraordinary or nonrecurring losses for such period, (v) other non-cash items reducing such Consolidated Net Income for such period, (vi) the aggregate of any costs and expenses (including fees) paid in connection with the Transactions or in connection with any amendment or other modification to this Agreement, any other Loan Document or any other Indebtedness, in each case, whether or not successful, (vii) pro forma “run rate” cost savings, operating expense reductions and other synergies related to the Acquisition or to any other asset sale, merger or other business combination, acquisition, investment, disposition or divestiture, operating improvement and expense reductions, restructurings, synergy or cost saving initiative, any similar initiative and/or specified transaction taken or to be taken by the Parent or any of the Restricted Subsidiaries (any such action, a “Synergy or Cost Saving Initiative”), in each case that are reasonably identifiable and factually supportable and have been realized or are reasonably anticipated by the Parent in good faith to be realized within (A) 24 months following the Closing Date (with respect to the Acquisition) or (B) 18 months following the date of the change, acquisition or disposition that is expected to result in such cost savings, expense reductions, operating improvements or other synergies (without duplication of any actual benefits realized prior to or during the applicable period from such Synergy or Cost Savings Initiatives); provided that for any period of four consecutive fiscal quarters of the Parent, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vii) shall not exceed 25% of Consolidated EBITDA for such period (determined prior to giving effect to such addbacks), (viii) to the extent not already included in Consolidated Net Income of such Person, any charge or deduction for such period that is associated with any Restricted Subsidiary and attributable to any non-controlling interest and/or minority interest of any third party, (ix) any earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with any acquisition and/or other investment which is paid or accrued during such period and in connection with any similar acquisition or other investment completed and, in each case, adjustments thereof, (x) restructuring, integration and business optimization costs and expenses incurred during such period, including any severance costs, costs associated with office or plant openings or closings and consolidation, systems integration and optimization, relocation or integration costs, fees of restructuring or business optimization consultants and other business optimization or restructuring charges and expenses, (xi) proceeds of business interruption insurance for such period, (xii) costs, charges, accruals, reserves or expenses attributable to the undertaking or implementation and opening, pre-opening, closure, relocation and or consolidation of facilities and plants, unused warehouse space costs and costs related to entry into new markets, (xiii) any net loss from disposed or discontinued operations during such period (excluding held for sale discontinued operations until actually disposed of), (xiv) any losses attributable to the early extinguishment or conversion of Indebtedness or Swap Agreements during such period and (xv) at the option of the Parent, (A) the excess of GAAP rent expense over actual cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent or the application of fair value adjustments made as a result of recapitalization or purchase accounting, in each case for GAAP purposes and (B) to the extent not already included in Consolidated Net Income of such person, the cash portion of sublease rentals received by such Person; provided that, in each case, if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, such Person may determine not to add back such non-cash charge in the current period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) interest income for such period, (ii) extraordinary or nonrecurring gains for such period, (iii) other non-cash items increasing such Consolidated Net Income for such period, (iv) any net gain from disposed or discontinued operations during such period (excluding held for sale discontinued operations until actually disposed of) and (v) any gains attributable to the early extinguishment or conversion of Indebtedness or Swap Agreements during such period, all determined on a consolidated basis in accordance with GAAP.  Unless the context otherwise requires, references to Consolidated EBITDA shall be construed to mean Consolidated EBITDA of the Parent.

“Consolidated Net Income” means, of any Person for any period, the net income or loss of such Person for such period determined on a consolidated basis in accordance with GAAP.  Unless the context otherwise requires, references to Consolidated Net Income shall be construed to mean Consolidated Net Income of the Parent and the Restricted Subsidiaries.  For the avoidance of doubt, the net income or loss attributable to any Unrestricted Subsidiary shall be excluded from Consolidated Net Income; provided that the net income of any Unrestricted Subsidiary shall be included, without duplication, in the calculation of Consolidated Net Income for such period in an amount equal to amount of any cash dividends or distributions paid by any Unrestricted Subsidiary to the Parent or a Restricted Subsidiary during such period.
“Contract Consideration” shall have the meaning given to such term in the definition of Excess Cash Flow.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.
“Copyright” has the meaning specified in the Collateral Agreement.
“Copyright Security Agreement” has the meaning specified in the Collateral Agreement.
“Corporate Rating” means (a) in the case of Moody’s, the “Corporate Family Rating” for the Parent or (b) in the case of S&P, a “Long-term Issuer” rating assigned under the “Corporate Credit Rating Service” for the Parent.
“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Lien Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred hereunder pursuant to a Refinancing Facility Agreement, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Loans (or Revolving Commitments), or any Existing Credit Agreement Refinancing Indebtedness (such Term Loans, Revolving Loans (or Revolving Commitments) or Credit Agreement Refinancing Indebtedness, as applicable, the “Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a weighted average life to maturity equal to or greater, than the maturity date or the remaining weighted average life to maturity, as applicable, of the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the applicable Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and out-of-pocket expenses associated with the refinancing (or, in the case of any Credit Agreement Refinancing Indebtedness in the form of Refinancing Revolving Commitments, shall not be in an amount greater than the aggregate amount of revolving commitments constituting the applicable Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and out-of-pocket expenses associated with the refinancing), (iii) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale, event of loss, or a change in control and, in the case of Credit Agreement Refinancing Indebtedness incurred pursuant to Section 2.26, as otherwise provided in Section 2.10 or Section 2.11 (it being understood that the terms of any Class of Refinancing Term Loans may provide that it shall participate on a pro rata basis or a less than pro rata basis, but not on a greater than pro rata basis, in any mandatory prepayments provided for in Section 2.11), (iv) the terms and conditions of such Indebtedness (except as otherwise provided in clause (ii) above and with respect to pricing, premiums, fees, discounts, rate floors and optional prepayment or redemption terms) are substantially similar to, or (taken as a whole) are no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Indebtedness than, those applicable to the Refinanced Debt being refinanced (except for such more favorable covenants or other provisions that are (A) applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness or (B) added for the benefit of any existing Loans and Commitments at the time of such refinancing) (provided that a certificate of a Financial Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (v) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder shall be terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Event” means the borrowing of any Loan or the issuance of any Letter of Credit or any amendment to a Letter of Credit increasing the amount available thereunder.
“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.
“Currency Equivalent” means the Dollar Equivalent or the Alternative Currency Equivalent, as the case may be.
“Debtor Relief Laws” means, collectively, the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws in the United States or in any other applicable jurisdiction from time to time in effect.
“Declining Lender” has the meaning assigned to such term in Section 2.25(a).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Parent, the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund (i) prospective Loans and (ii) participations in then outstanding Letters of Credit, provided that, in each of sub-clause (i) and (ii) of this clause (c), such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action or (e) has a Lender Parent that has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.  Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any of the foregoing clauses shall be conclusive and binding absent manifest error.

“Denomination Date” means, in relation to any Alternative Currency Borrowing, the date that is three Business Days before the date such Borrowing is made.
“Designated Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Parent and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000.
“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.09 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Permitted Investments received by the Parent or a Restricted Subsidiary in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Permitted Investments.
“Direct Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests in which are owned directly by a Loan Party.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date); provided, however, that an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase or otherwise retire such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof, (b) any other Person that is a competitor of the Parent or any Restricted Subsidiary, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Platform) not less than three Business Days prior to such date and (c) those Persons that are clearly identifiable as an Affiliate of any Person described in clause (a) or (b) above on the basis of such Affiliate’s name (in the case of clause (b), other than any bona fide debt fund affiliate); provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Dollars” or “$” refers to lawful money of the United States of America.
“Dollar Equivalent” means, with respect to any amount of an Alternative Currency on any date, the amount of Dollars that may be purchased with such amount of the Alternative Currency at the Spot Exchange Rate with respect to the Alternative Currency on such date.
“DQ List” has the meaning assigned to such term in Section 9.04(g)(iv).
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means (a) any of the member states of the European Union, (b) Iceland, (c) Liechtenstein and (d) Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person (and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender or, except as set forth in Section 9.04(f), the Parent, the Borrower, any Subsidiary or any other Affiliate of the Parent.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to, or operation of the Euro in one or more member states.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement, order (including consent order), decree or judgment pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30‑day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) and the Parent or ERISA Affiliate, as applicable, fails to make required contributions for a plan year with respect to such Plan by the annual due date for such contribution as determined under Section 303(j) of ERISA, (e) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Parent or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal of the Parent or any ERISA Affiliate from any Plan or Multiemployer Plan, (h) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA or Section 432 of the Code, (i) the occurrence of a “prohibited transaction” with respect to which the Parent or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or with respect to which the Parent or any such Subsidiary could otherwise be liable or (j) any Foreign Benefit Event.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBO Rate” means, with respect to any Eurodollar Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the applicable Interpolated Screen Rate, in each case as of the Specified Time on the Quotation Day.  If the EURIBO Rate at any time shall be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum.
“Euro” means the single currency of the Participating Member States of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the EURIBO Rate, the STIBO Rate or the TIIE Rate, as applicable.

“Euro Limit” means an amount equal to $300,000,000.00.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excess Cash Flow” means, for any fiscal year of the Parent, the sum (without duplication) of:
(a) the consolidated net income (or loss) of the Parent and the Restricted Subsidiaries for such fiscal year, adjusted to exclude (i) net income (or loss) of any consolidated Restricted Subsidiary that is not a wholly owned Restricted Subsidiary to the extent such income or loss is attributable to the noncontrolling interest in such consolidated Restricted Subsidiary and (ii) any gains or losses attributable to Prepayment Events; plus
(b) depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus
(c) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa); plus
(d) the amount, if any, by which tax expense deducted in determining such consolidated net income (or loss) for such fiscal year exceeds the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such fiscal year; plus
(e) cash receipts in respect of Swap Agreements during such fiscal year to the extent not otherwise included in determining such consolidated net income (or loss) for such fiscal year; plus
(f) the aggregate amount of cash receipts actually received by the Parent and the Restricted Subsidiaries during such period to the extent such receipts are not otherwise included in calculating such consolidated net income (or loss) for such fiscal year but excluding any such cash receipts in respect of Indebtedness or the proceeds of any issuance or sale of Equity Interests in the Parent or any Restricted Subsidiary; minus
(g) the sum of (i) any non-cash gains and revenue included in determining such consolidated net income (or loss) for such fiscal year, (ii) all cash expenses, charges and losses excluded in arriving at such consolidated net income (or loss) for such fiscal year, in each case to the extent not financed with Excluded Sources and (iii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa); minus

(h) without duplication of amounts deducted from Excess Cash Flow in respect of a prior fiscal year, Capital Expenditures made in cash for such Fiscal Year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources); minus
(i) the aggregate principal amount of Long-Term Indebtedness repaid, prepaid or purchased by the Parent and the Restricted Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the Revolving Commitments or the commitments in respect of such other revolving credit facilities, as applicable), (ii) Term Loans prepaid pursuant to Section 2.11(a), (d) (other than any Term Loans to the extent such prepayment was due to a disposition that resulted in an increase in Consolidated Net Income and not in excess of the amount of such increase) or (e) and (iii) repayments, prepayments or purchases of Long-Term Indebtedness financed from Excluded Sources; minus
(j) the aggregate amount of (i) Restricted Payments made by the Parent in cash during such fiscal year pursuant to Section 6.07(a) (other than clauses (vii), (viii) and (ix)(B) of Section 6.07(a)), except to the extent that such Restricted Payments are financed from Excluded Sources or are made to fund expenditures that reduce Consolidated Net Income (or loss) of the Parent and (ii) amounts in respect of Junior Debt repayments made by the Parent in cash during such fiscal year pursuant to Section 6.07(b); minus
(k) the aggregate amount of expenditures actually made by the Parent or any of its Restricted Subsidiaries in cash during such fiscal year for the payment of financing fees, rent and pension and other retirement benefits to the extent that such expenditures are not expensed during such period; minus
(l) without duplication of amounts deducted from Excess Cash Flow in respect of a prior fiscal year, at the option of the Borrower, the aggregate consideration (including earn-outs) required to be paid in cash by the Parent or its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year relating to Capital Expenditures, Permitted Acquisitions or other Investments permitted hereunder or otherwise consented to by the Required Lenders (other than Investments (x) in cash and cash equivalents or (y) in the Parent or any of its Restricted Subsidiaries) to be consummated or made during the fiscal year of the Parent following the end of such fiscal year (except, in each case, to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed with Excluded Sources (other than revolving Indebtedness)); provided that to the extent the aggregate amount actually utilized in cash to finance such Capital Expenditures, Permitted Acquisitions or other investments during such subsequent fiscal year is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent fiscal year; minus

(m) the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by Parent and any of its Restricted Subsidiaries during such fiscal year that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating such consolidated net income (or loss) for such fiscal year; minus
(n) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such fiscal year to the extent they exceed the amount of tax expense deducted in determining such consolidated net income (or loss) for such fiscal year; minus
(o) cash expenditures in respect of Swap Agreements during such fiscal year to the extent not financed with Excluded Sources (other than revolving Indebtedness) deducted in arriving at such consolidated net income (or loss) for such fiscal year; minus
(p) the aggregate amount of expenditures actually made by the Parent and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent such expenditures are not financed with Excluded Sources and are not expensed during such period and are not deducted in calculating such consolidated net income (or loss) for such fiscal year.
“Excess Cash Flow Prepayment Date” has the meaning assigned to such term in Section 2.11(e).
“Excluded Amounts” has the meaning assigned to such term in Section 2.11.
“Excluded Assets” has the meaning assigned to such term in the definition of Collateral Requirement.
“Excluded Guarantee” means any Guarantee by any Loan Party of (a) any Indebtedness of a Foreign Subsidiary, to the extent such Guarantee relates to (i) Indebtedness that was outstanding on the Closing Date, or was incurred under (and within the limits of the amount of) a line of credit in a specified amount that was in effect on the Closing Date, (ii) any renewal or replacement after the Closing Date of Indebtedness that, as of the Closing Date, is permitted by clause (i) above (without increasing the amount permitted) or (iii) Indebtedness incurred pursuant to Section 6.01(a)(vii) at the time such Foreign Subsidiary incurs such Indebtedness, such Guarantee could have been incurred by such Loan Party under Section 6.01(a)(xv) and such Loan Party does not provide any Lien in support of such Guarantee, and (b) obligations under leases and similar obligations incurred in the ordinary course of business that do not constitute Indebtedness.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness (other than working capital facilities) or Capital Lease Obligations and (b) proceeds of any issuance or sale of Equity Interests in the Parent or any Restricted Subsidiary (other than issuances or sales of Equity Interests to the Parent, the Borrower or any Restricted Subsidiary).
“Excluded Subsidiary” means, at any time, (a) any Restricted Subsidiary that is an NWO Subsidiary (for so long as such Restricted Subsidiary is an NWO Subsidiary), (b) any Immaterial Subsidiary, (c) any Restricted Subsidiary that (i) is prohibited by (A) any Law or (B) any contractual obligation from providing a Guarantee (provided that in the case of the foregoing clause (B), such contractual obligation exists on the Closing Date or at the time such Restricted Subsidiary becomes a Subsidiary, shall not have been entered into in contemplation of such Restricted Subsidiary becoming a Subsidiary and a Guarantee is provided promptly after the prohibition in such contractual obligation ceases to exist), except to the extent such prohibition is rendered ineffective pursuant to applicable law or (ii) would require a consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) from a Governmental Authority to provide a Guarantee, unless such consent, approval, license or authorization has been obtained, (d) any not-for-profit subsidiary, (e) captive insurance subsidiaries, (f) any special purpose entity used for any permitted securitization or receivables facility or financing, (g) any Foreign Subsidiary and (h) any Unrestricted Subsidiary and any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a Guarantee (including any materially adverse tax consequences) outweighs the benefits afforded thereby.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income, franchise or similar Taxes imposed on (or measured by) its net income or, in the case of franchise or similar Taxes, gross receipts, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which such Lender is otherwise doing business, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction  in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a law in effect on the date on which such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (d) any U.S. Federal withholding Taxes imposed or withheld under FATCA, (e) any Taxes attributable to a failure by a Lender, the Administrative Agent or an Issuing Bank to comply with Section 2.17(e) and (f) any withholding Taxes imposed as a result of a change in the circumstances of such Lender or Issuing Bank after becoming a Lender or Issuing Bank hereunder, other than a Change in Law.

“Excluded Term Commitment Lender” means any Term Lender that, at any time prior to the termination of its Term Commitment, would be a Defaulting Lender pursuant to the definition of Defaulting Lender (other than clauses (a)(ii) and (c)(ii) thereof) if such Term Lender were a Revolving Lender.
“Excluded Term Lender” means any Term Lender that, if it were a Revolving Lender, would be a Defaulting Lender pursuant to clause (d)(i) of the definition of Defaulting Lender herein.
“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of January 9, 2004, and amended and restated as of September 13, 2013, among the Borrower, the Parent, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.
“Existing Indebtedness Refinancing” means (a) the repayment, repurchase, redemption or other retirement in full of the Target Notes and the repayment in full of all Indebtedness outstanding under the Existing Target Credit Agreement, in each case together with the payment of all accrued interest, fees, premiums and other amounts due in respect thereof and the termination of all commitments, guarantees and security interests in respect thereof and (b) the repayment in full of all Indebtedness outstanding under the Existing Credit Agreement, together with the payment of all accrued interest, fees, premiums and other amounts due in respect thereof and the termination of all commitments, guarantees and security interests in respect thereof.
“Existing Letters of Credit” means letters of credit outstanding under the Existing Credit Agreements on and as of the Closing Date and listed on Schedule 1.01.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.25(a).
“Existing Senior Notes” means (a) the 7.75% senior notes due 2019 issued pursuant to the Indenture, dated as of November 3, 2011, among the Borrower, the Parent, certain subsidiary guarantors and U.S. Bank National Association, as trustee, outstanding as of the Closing Date, (b) the 6.25% senior notes due 2021 issued pursuant to the Indenture, dated as of November 3, 2011, among the Borrower, the Parent, certain subsidiary guarantors and U. S. Bank National Association, as trustee, outstanding as of the Closing Date, (c) the 6.625% senior notes due 2022 issued pursuant to the Indenture, dated as of November 3, 2011, among the Borrower, the Parent, certain subsidiary guarantors and U. S. Bank National Association, as trustee, outstanding as of the Closing Date and (d) the 5.125% senior notes due 2019 issued pursuant to the Indenture dated as of November 3, 2011, among the Borrower, the Parent, certain subsidiary guarantors and U.S. Bank National Association, as trustee, outstanding as of the Closing Date.

“Existing Senior Notes Indentures” means the indentures pursuant to which the Existing Senior Notes were issued.
“Existing Target Credit Agreement” means the Credit Agreement dated as of October 20, 2014, among the Target, MPG Holdco I Inc., the subsidiary guarantors party thereto, the lenders party thereto, and Goldman Sachs Bank USA, as administrative agent.
“Extension Agreement” has the meaning assigned to such term in Section 2.25(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, however, that if such rate shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.
“Financial Officer” means, with respect to the Parent or the Borrower, the chief financial officer, principal accounting officer, treasurer or controller thereof, as applicable.
“First Lien Net Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) the Total First Lien Indebtedness as of such date, minus the (ii) lesser as of such date of (A) $350,000,000 and (B) the aggregate amount of Unrestricted Cash to (b) Consolidated EBITDA of the Parent for the period of four consecutive fiscal quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent most recently ended prior to such date).
“Fixed Amounts” has the meaning assigned to such term in Section 1.03(g).
“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereinafter in effect or any successor statute and, in each case, any and all regulations or official rulings of interpretations thereof or thereunder or related thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by the Parent or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, in each case except as would not reasonably be expected to result in a Material Adverse Effect or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by the Parent or any Subsidiary, or the imposition on the Parent or any Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case except as would not reasonably be expected to result in a Material Adverse Effect.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Pension Plan” means any benefit plan that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority and that would constitute a defined benefit pension plan under U.S. law.
“Foreign Subsidiary” means (a) any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia and (b) any Restricted Subsidiary, organized under the laws of any jurisdiction, of a Restricted Subsidiary described in clause (a) above.
“GAAP” means generally accepted accounting principles in the United States of America.
“GM” means General Motors Company.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Granting Lender” has the meaning assigned to such term in Section 9.04(e).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantee Agreement” means the Guarantee Agreement dated as of the Closing Date, substantially in the form of Exhibit A, among the Parent, the Borrower, the other Guarantors and the Administrative Agent.
“Guarantors” means, as of any date, the Parent, the Borrower (except with respect to Loan Document Obligations) and each Subsidiary Loan Party that is a party to the Guarantee Agreement as a guarantor thereunder as of such date.
“Hazardous Materials”  means all explosive or radioactive substances or wastes, all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means, as of any date after the Closing Date, any Restricted Subsidiary (other than the Borrower, a Foreign Subsidiary, a NWO Subsidiary or a Receivables Subsidiary) that (a) accounts (together with its subsidiaries on a consolidated basis) for less than 5% of Total Assets of the Parent and (b) accounts (together with its subsidiaries on a consolidated basis) for less than 5% of the consolidated revenues of the Parent and the Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available, in each case, determined in accordance with GAAP; provided that all such Restricted Subsidiaries, taken together, shall not account for greater than 7.5% of Total Assets of the Parent or greater than 7.5% of the consolidated revenues of the Parent and the Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available; provided further that to the extent the limitation set forth in the foregoing proviso would be exceeded, the Borrower shall designate in writing to the Administrative Agent one or more Restricted Subsidiaries, which Restricted Subsidiaries shall be deemed to no longer be Immaterial Subsidiaries, such that the foregoing limitation is not exceeded.
“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.
“Incremental Extensions of Credit” has the meaning assigned to such term in Section 2.23(a).

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.
“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.
“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.23, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure under such Incremental Facility Agreement.
“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.
“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.23, to make Incremental Term Loans hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans to be made by such Lender.
“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.23.
“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Class, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.
“Incurrence Based Amounts” has the meaning assigned to such term in Section 1.03(g).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) Receivables Financing Debt and (l) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; provided that, if the sole asset of such Person is its ownership interest in such other entity, the amount of such Indebtedness shall be deemed equal to the value of such ownership interest.  For the avoidance of doubt, the Indebtedness of the Borrower or any other Restricted Subsidiary shall not include any obligations of the Borrower or such other Restricted Subsidiary arising in the ordinary course of business from the establishment, offering and maintenance by the Borrower or such other Restricted Subsidiary, as the case may be, of trade payables financing programs under which suppliers to the Borrower or such other Restricted Subsidiary, as the case may be, can request accelerated payment from one or more designated financial institutions; provided that (i) the Borrower or such other Restricted Subsidiary, as the case may be, reimburses the designated financial institution or institutions for such accelerated payment on the date specified in the purchase terms and conditions previously agreed upon by the applicable supplier and the Borrower or such other Restricted Subsidiary, as the case may be and (ii) had such financial institution or institutions not paid such obligations to the applicable supplier, such obligations would have been required to be classified as a trade payable in the consolidated financial statements of the Borrower or such other Restricted Subsidiary, as the case may be, prepared in accordance with GAAP.
“Information Memorandum” means the Confidential Information Memorandum dated February 2017, relating to the Transactions.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” has the meaning specified in the Collateral Agreement.
“Intercreditor Agreement” means any Junior Lien Intercreditor Agreement or Pari Passu Intercreditor Agreement.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, (a) with respect to any Eurodollar Borrowing denominated in any currency other than Pesos, the period commencing on the date of such Borrowing and ending on the date that is 7 days thereafter or the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months or less than one month thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available) and (b) with respect to any Eurodollar Borrowing denominated in Pesos, the period commencing on the date of such Borrowing and ending on the date that is 28 or 91 days thereafter (or such other period agreed to be each Lender participating in such Borrowing), in each case as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that is measured in months and that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Screen Rate” means, with respect to any Eurodollar Borrowing denominated in any currency for any Interest Period (or for purposes of determining the Alternate Base Rate in accordance with clause (c) of the definition thereof and assuming an Interest Period of one month), a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity (for which such Screen Rate is available) which is shorter than the Interest Period for such Eurodollar Borrowing, and (b) the applicable Screen Rate for the shortest maturity (for which such Screen Rate is available) which is longer than the Interest Period for such Eurodollar Borrowing, in each case as of the Specified Time on the Quotation Day (or, for purposes of determining the Alternate Base Rate in accordance with clause (c) of the definition thereof, on the applicable date of determination).

“Investment” has the meaning set forth in Section 6.04.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means (a) each of JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citibank, N.A., Royal Bank of Canada and Bank of America, N.A., in each case in its capacity as an issuer of Letters of Credit hereunder, (b) solely with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit, (c) any other Revolving Lender that agrees in writing with the Borrower to become an issuer of Letters of Credit hereunder (with notice to the Administrative Agent), and (d) their respective successors in such capacity as provided in Section 2.05(i).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Junior Lien Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent to be entered into by the Administrative Agent, one or more Additional Debt Representatives, the Borrower and the other Loan Parties.
“Krona” or “Kronor” means the lawful currency of the Kingdom of Sweden.
“Krona Limit” means an amount equal to $100,000,000.00.
“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.  Unless the context shall otherwise require, when used in reference to the incurrence of any Indebtedness or the issuance of any Equity Interests, the Latest Maturity Date shall mean the Latest Maturity Date applicable to any Loan or Commitment hereunder as of the date such Indebtedness is incurred or such Equity Interests are issued.
“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01 or, if an Issuing Bank became an Issuing Bank pursuant to an agreement designating it as such as contemplated by Section 2.05(i) or (k), in such agreement.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Dollar Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements denominated in Dollars that have not yet been reimbursed by or on behalf of the Borrower at such time plus (c) the Assigned Dollar Value of the aggregate undrawn amount of all outstanding Alternative Currency Letters of Credit at such time plus (d) the Assigned Dollar Value of the aggregate amount of all LC Disbursements denominated in an Alternative Currency that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement (whether a standby letter of credit, a commercial letter of credit or otherwise).  The Existing Letters of Credit shall be deemed to be issued pursuant to this Agreement on the Closing Date and shall be considered Letters of Credit hereunder.
“LIBO Rate” means, with respect to any Eurodollar Borrowing denominated in Dollars or Sterling for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the applicable Interpolated Screen Rate, in each case as of the Specified Time on the Quotation Day.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Lien Basket Amount” means, as of any date, an amount equal to 10% of “Consolidated Net Tangible Assets” (within the meaning of the Senior Notes Indentures) as of such date.
“Limited Condition Acquisition” means a Permitted Acquisition or other investment by the Parent or any Restricted Subsidiary permitted hereunder where the consummation of such Permitted Acquisition or other investment is not conditioned on the availability of, or on obtaining, third party financing.
“Loan Document Obligations” has the meaning assigned to such term in the Guarantee Agreement.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Security Documents, any Incremental Facility Agreement, any Extension Agreement, any Refinancing Facility Agreement, any Maturity Date Extension Request, any Extension Agreement, any Intercreditor Agreement and any other agreement or instrument that is designated by its terms as a Loan Document; provided that, during a Collateral Release Period, the “Loan Documents” shall not include the Security Documents.
“Loan Parties” means the Parent, the Borrower and the Subsidiary Loan Parties.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement (including pursuant to any Incremental Facility Agreement or any Refinancing Facility Agreement).
“Local Time” means (a) with respect to any Loan, Borrowing or Letter of Credit denominated in Dollars, New York City time and (b) with respect to any Loan, Borrowing or Letter of Credit denominated in any Alternative Currency, London time.
“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(i)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders (other than Defaulting Lenders) having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures and the unused aggregate Revolving Commitments at such time (other than that attributable to Defaulting Lenders) and (b) in the case of the Term Lenders of any Class, Lenders (other than Excluded Term Lenders and Excluded Term Commitment Lenders) holding outstanding Term Loans and unused Term Commitments of such Class representing more than 50% of the sum of all Term Loans and unfunded Term Commitments of such Class outstanding at such time (other than Term Loans of Excluded Term Lenders and unused Term Commitments of Excluded Term Commitment Lenders).
“Majority Pro Rata Lenders” means, at any time, Revolving Lenders and Tranche A Term Lenders having Revolving Credit Exposures, unused Revolving Commitments and outstanding Tranche A Term Loans representing more than 50% of the sum of the total Aggregate Revolving Credit Exposure, unused Revolving Commitments and Tranche A Term Loans outstanding at such time (excluding, for purposes of any such calculation, Defaulting Lenders and Excluded Term Lenders).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Parent and the Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under the Loan Documents or (c) the validity and enforceability of any Loan Document, or the rights and remedies of the Lenders hereunder or under any other Loan Document, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the net termination value that the Parent or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Properties” means (a) those Mortgaged Properties designated on Schedule 3.12 as Material Properties and (b) each other Mortgaged Property with respect to which a Mortgage is granted pursuant to Section 5.11 after the Closing Date.
“Material Subsidiary” means, as of any date, any Restricted Subsidiary that is not an Immaterial Subsidiary.
“Maturity Date” means the Revolving Maturity Date, the Tranche A Term Maturity Date, the Tranche B Term Maturity Date, any Incremental Term Maturity Date, any Refinancing Revolving Maturity Date or any Refinancing Term Maturity Date, as the context may require.
“Maturity Date Extension Request” means a request by the Borrower, in the form of Exhibit F hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.25.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other Security Document granting a Lien on any Mortgaged Property to secure any of the Secured Obligations.  Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.
“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 3.12 as a Mortgaged Property, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is, or within any of the preceding five plan years was, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Parent or any ERISA Affiliate.

“Net Cash Proceeds” means (i) with respect to any Asset Disposition, means the cash proceeds thereof net of (a) attorneys’ fees, accountants’ fees, commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such Asset Disposition, (b) taxes paid or payable as a result thereof, (c) any reserve for any purchase price adjustment or any indemnification payments (fixed and contingent) in connection with such Asset Disposition; provided that if any such reserve is later released, such amount shall be included in the calculation of Net Cash Proceeds, and (d) the principal amount of any Indebtedness (other than Indebtedness under the Loan Documents, any Alternative Incremental Facility Debt or any Credit Agreement Refinancing Indebtedness) that is secured by the assets subject to such Asset Disposition and any related premiums, fees, expenses and other amounts due thereunder and that are required to be repaid in connection therewith and (ii) with respect to any issuance or incurrence of Indebtedness or any issuance of Equity Interests, means the cash proceeds thereof, net of (a) attorneys’ fees, accountants’ fees, commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or incurrence and (b) taxes paid or payable as a result thereof.
“Net Working Capital” means, at any date, (a) the consolidated current assets of the Parent and the Restricted Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Parent and the Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
“New Senior Notes” means (a) the 6.25% senior notes due 2025 and (b) the 6.50% senior notes due 2027, in each case issued pursuant to the New Senior Notes Indenture on or prior to the Closing Date.
“New Senior Notes Indenture” means the Indenture dated as of November 3, 2011, among the Borrower, the Parent, certain subsidiary guarantors and U.S. Bank National Association, as trustee, as supplemented by the First Supplemental Indenture dated as of March 23, 2017.
“Non-Consenting Lender” means, in the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 9.02 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders or a Majority in Interest of such Class have agreed to such consent, waiver or amendment, any Lender who does not agree to such consent, waiver or amendment.
“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“NWO Subsidiary” means any Restricted Subsidiary of the Parent with respect to which (except for directors’ qualifying shares) the Parent owns, directly or indirectly, Equity Interests representing less than 100% of the outstanding Equity Interests and less than 100% of the outstanding voting Equity Interests; provided that a Restricted Subsidiary shall not be a “NWO Subsidiary” if (a) such Restricted Subsidiary was a Subsidiary Loan Party before it met the foregoing criteria for becoming a “NWO Subsidiary”, unless such Restricted Subsidiary became a “NWO Subsidiary” pursuant to a transfer of all Equity Interests in such Restricted Subsidiary owned, directly or indirectly, by the Parent to a NWO Subsidiary, in accordance with this Agreement or (b) such Restricted Subsidiary is not prohibited from guaranteeing the Secured Obligations.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or, for any day that is not a Business Day, for the immediately preceding Business Day); provided, however, that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m., New York City time, on such day to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided further, however, that if any of the aforesaid rates shall be less than zero, then such rate shall be deemed to be zero for all purposes of this Agreement.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Taxes” means any and all present or future stamp, documentary Taxes and any other excise, or property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, or registration of, or from the receipt or perfection of a security interest under, enforcement of, or otherwise with respect to, any Loan Document.
“Overnight Bank Funding Rate” means, for any date, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depositary institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” means American Axle & Manufacturing Holdings, Inc., a Delaware corporation.
“Pari Passu Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent to be entered into by the Administrative Agent, one or more Additional Debt Representatives, the Borrower and the other Loan Parties.
“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any acquisition by the Parent or any Restricted Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the business of such acquired Person or division or line of business shall comply with the permitted businesses of the Parent and the Restricted Subsidiaries as provided in Section 6.03(b), (c) the portion of the fair market value of the consideration paid or delivered by any Loan Parties for such acquisition (excluding Equity Interests of the Parent) that is attributable to investments in Persons (whether or not Restricted Subsidiaries) that do not become Loan Parties as a result of such acquisition but in which the Borrower or any other Restricted Subsidiary shall own, directly or indirectly, any investment as a result of such acquisition (including the investment in the Person acquired, if it is not a Subsidiary Loan Party) are treated, at the time of such acquisition, as investments in such Person pursuant to Section 6.04 and are permitted to be made thereunder at such time (other than pursuant to the clause thereof that permits Permitted Acquisitions), and (d) (i) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements are available, does not exceed the Applicable Total Net Leverage Ratio as of such day and (y) the Cash Interest Expense Coverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, is not less than 3.00 to 1.00 (provided that if such acquisition is a Limited Condition Acquisition, then the conditions precedent set forth in this clause (d) may be required, at the option of the Borrower, to be satisfied as of the date on which the binding agreement for such Limited Condition Acquisition is entered into, rather than at the time of the consummation thereof).
“Permitted Encumbrances” means:
(a)  Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s construction, artisan’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self‑insurance arrangements in respect of such obligations;
(d)  deposits to secure or in connection with the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, letters of credit or bankers’ acceptances issued, completion guarantees, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (l) of Article VII;
(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Parent or any Restricted Subsidiary;
(g)  Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with creditor depository institution;
(h)  landlord’s or lessor’s Liens under leases of property to which the Parent or a Restricted Subsidiary is a party;
(i)  purported Liens evidenced by the filing of Uniform Commercial Code financing statements (x) in respect of operating leases or consignment of goods or (y) that is precautionary in nature in connection with a transaction that is not prohibited hereunder;
(j)  Liens arising by operation of law under Article 4 of the Uniform Commercial Code in connection with collection of items provided for therein or under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods to the extent such Liens arise in connection with a transaction not prohibited hereunder;
(k)  Liens attaching solely to (i) cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any investment permitted hereunder and (ii) proceeds of an Asset Disposition permitted hereunder that are held in escrow to secure obligations under the sale documentation relating to such disposition;
(l)  Liens in favor of customs and revenues authorities that secure payment of non-delinquent customs duties in connection with the importation of goods;
(m)  security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(n)  with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any applicable law;

(o)  purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Parent or any Restricted Subsidiary in joint ventures;
(p)  Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(q)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and
(r)  Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits or sweep accounts of the Parent or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent and the Restricted Subsidiaries, (iii) relating to debit card or other payment services or (iv) relating to purchase orders and other agreements entered into by the Parent or any of the Restricted Subsidiaries in the ordinary course of business;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Governmental Receivables Program” means the Auto Supplier Support Program established by the United States Department of the Treasury pursuant to the authority granted to it by and under the Emergency Economic Stabilization Act of 2008, as amended, or any other similar governmental receivables program approved by the Administrative Agent in its reasonable discretion; provided that the Parent or the Borrower shall deliver to the Administrative Agent copies of all documentation entered into in connection with any such transaction.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America),
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-1 by S&P or P-1 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, (i) any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or any foreign country recognized by the United States of America which has a combined capital and surplus and undivided profits of not less than $250,000,000 (or the foreign currency equivalent thereof) or (ii) any bank whose short‑term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a), (e) and (f) of this definition of “Permitted Investments” and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a‑7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
(f) securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or Moody’s;
(g) in the case of any Foreign Subsidiary, (i) direct obligations of the sovereign nation (or any agency thereof) in which such Subsidiary is organized and is conducting business or of Germany or France, or in obligations fully and unconditionally guaranteed by such sovereign nation, Germany or France (or any agency thereof), (ii) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (iii) investments of the type and maturity described in clauses (a) through (f) above of foreign obligors (or the parents of such obligors), which investments of obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (ii) above but which are, in the reasonable judgment of the Parent and the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors);
(h) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above;
(i) time deposit accounts, certificates of deposits and money market deposits in an aggregate face amount not in excess 1% of Total Assets of the Parent as of the end of the Parent’s most recently completed fiscal year; and
(j) solely in the case of any Foreign Subsidiary, investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Affiliate of a Revolving Lender.

“Permitted Joint Ventures” means those investments in joint ventures described on Schedule 6.04B.
“Permitted Junior Lien Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting secured Indebtedness incurred by the Borrower in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (a) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Secured Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt and is not secured by any property or assets other than the Collateral, (b) an Additional Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to a Junior Lien Intercreditor Agreement that reflects the junior nature of such Lien in a manner reasonably acceptable to the Administrative Agent and (c) such Indebtedness meets the Permitted Refinancing Debt Conditions.
“Permitted Pari Passu Refinancing Debt” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Secured Obligations and is not secured by any property or assets other than the Collateral, (b) an Additional Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement and (c) such Indebtedness meets the Permitted Refinancing Debt Conditions.
“Permitted Refinancing Debt Conditions” means that such applicable Indebtedness (a) is not at any time guaranteed by any Subsidiary other than Subsidiaries that are Guarantors and (b) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent).
“Permitted Receivables Factoring” means a factoring transaction pursuant to which the Parent or one or more Restricted Subsidiaries (or a combination thereof) sells (on a non-recourse basis, other than Standard Securitization Undertakings) Receivables (and Related Security) for cash consideration to a Person or Persons (other than to an Affiliate or to GM or any of its Affiliates).
“Permitted Receivables Financing” means a Permitted Receivables Securitization, a Permitted Governmental Receivables Program or a Permitted Receivables Factoring.
“Permitted Receivables Securitization” means transactions (other than pursuant to a Permitted Governmental Receivables Program or Permitted Receivables Factoring) pursuant to which the Parent or one or more of the Restricted Subsidiaries (or a combination thereof) realizes cash proceeds in respect of Receivables and Related Security by selling or otherwise transferring such Receivables and Related Security (on a non-recourse basis with respect to the Parent and the Restricted Subsidiaries, other than Standard Securitization Undertakings) to one or more Receivables Subsidiaries, and such Receivables Subsidiary or Receivables Subsidiaries realize cash proceeds in respect of such Receivables and Related Security; provided that the Parent or the Borrower shall deliver to the Administrative Agent copies of all documentation entered into in connection with any such transaction.

“Permitted Refinancing Indebtedness” means any Indebtedness (other than any Indebtedness incurred under this Agreement) of the Parent or a Restricted Subsidiary, issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), Indebtedness of the Parent or such Restricted Subsidiary, as the case may be, that is permitted by this Agreement to be Refinanced; provided that:
(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus all refinancing expenses incurred in connection therewith, including any related fees and expenses, make-whole amounts, original issue discount, unpaid accrued interest and premium thereon);
(b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to (and the maturity of such Permitted Refinancing Indebtedness is no earlier than) that of the Indebtedness being Refinanced;
(c) if the Indebtedness being Refinanced is subordinated in right of payment to any of the Secured Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Secured Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; provided that a certificate of an officer of the Borrower is delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such subordination terms or drafts of the documentation relating thereto, stating that (i) the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement and (ii) unless the Administrative Agent disagrees by a specified date (as provided below), such terms and conditions shall be permitted, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
(d) no Permitted Refinancing Indebtedness shall have different obligors than the Indebtedness being Refinanced; and
(e) in the case of a Refinancing of Alternative Incremental Facility Debt or Credit Agreement Refinancing Debt, the terms of such Permitted Refinancing Indebtedness shall be no less favorable taken as a whole to the Parent and the Restricted Subsidiaries than the terms of the Indebtedness being Refinanced; provided that (i) a certificate of an officer of the Borrower is delivered to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that (A) the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement and (B) unless the Administrative Agent disagrees by a specified date (as provided below), such terms and conditions shall be permitted, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) the pricing terms may be less favorable to the Parent and the Restricted Subsidiaries so long as it is being refinanced at the then-prevailing market price.

“Permitted Reorganization” means any reorganizations and activities related to tax planning, in each case with respect to and involving the Parent and the Restricted Subsidiaries; provided that, after giving effect thereto, the aggregate value of the Collateral, and the security interest of the Secured Parties therein, taken as a whole, is not materially impaired, and the Parent and the Restricted Subsidiaries shall be in compliance with the Collateral Requirement.
“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness meets the Permitted Refinancing Debt Conditions.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Peso” or “Pesos” means the lawful currency of Mexico.
“Peso Limit” means an amount equal to $100,000,000.00.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained, or contributed to by the Parent or any ERISA Affiliate.
“Platform” has the meaning assigned to such term in Section 9.01(d).
“Prepayment Event” means:
(a) any sale, transfer, lease or other disposition (or series of related sales, leases, transfers or dispositions) by the Parent or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each an “Asset Disposition”) pursuant to clause (j), (k) or (l) of Section 6.09, other than Asset Dispositions resulting in aggregate Net Cash Proceeds not exceeding (A) $50,000,000 in the case of any single Asset Disposition or series of related Asset Dispositions and (B) $100,000,000 for all such dispositions during any fiscal year;
(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Parent or any Restricted Subsidiary, other than in respect of assets with a fair market value immediately prior to such event not exceeding (A) $50,000,000 in the case of any single such event and (B) $100,000,000 for all such events during any fiscal year; or
(c) the incurrence by the Parent or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.10 and 6.11 or otherwise for purposes of determining the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Applicable Total Net Leverage Ratio or the Cash Interest Expense Coverage Ratio as of any date, that such calculation shall give pro forma effect to the Acquisition, all Permitted Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms), all sales, transfers or other dispositions of any Equity Interests in a Subsidiary or all or substantially all the assets of a Subsidiary or division or line of business of a Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness), any Asset Disposition pursuant to Sections 6.09(k) and (l) and all Subsidiary Designations (each, a “Specified Transaction”), in each case that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, any Incremental Extension of Credit may be made, any Alternative Incremental Facility Debt may be incurred, any Subsidiary Designation may be made or whether any other transaction under Article VI may be consummated, since the beginning of) the four consecutive fiscal quarter period of the Parent most recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).
“Pro Forma Transaction” means (a) the Acquisition, any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness, (b) any material sale, lease, transfer or other disposition including any Asset Disposition, (c) any Investment permitted hereunder and (d) any permitted incurrence or repayment of indebtedness hereunder.
“Purchase Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Purchasing Borrower Party” means any of the Parent, the Borrower or any Restricted Subsidiary.

“Quotation Day” means (a) with respect to any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).
“Ratio Debt” means Indebtedness of the Parent or any Restricted Subsidiary; provided that immediately after giving effect to the incurrence thereof and the application of the proceeds therefrom, (x) no Event of Default shall have occurred and be continuing, (y) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, does not exceed the Total Net Leverage Ratio as of the Closing Date and (z) the aggregate outstanding principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties constituting Ratio Debt shall not exceed the greater of (1) $300,000,000 and (2) 4.0% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence.
“Receivable” means an Account owing to the Parent or any Restricted Subsidiary (before its transfer to a Receivables Subsidiary or to another Person), whether now existing or hereafter arising, together with all cash collections and other cash proceeds in respect of such Account, including all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.
“Receivables Financing Debt” means, as of any date with respect to any Permitted Receivables Financing, the amount of the outstanding uncollected Receivables subject to such Permitted Receivables Financing that would not be returned, directly or indirectly, to the Parent or the Borrower, if all such Receivables were to be collected at such date and such Permitted Receivables Financing were to be terminated at such date.
“Receivables Subsidiary” means a wholly owned Restricted Subsidiary that does not engage in any activities other than participating in one or more Permitted Receivables Securitizations and activities incidental thereto; provided that (a) such Restricted Subsidiary does not have any Indebtedness other than Indebtedness incurred pursuant to a Permitted Receivables Securitization owed to financing parties (including the Parent or the applicable seller of Receivables) supported by Receivables and Related Security and (b) neither the Parent nor any Subsidiary Guarantees any Indebtedness or other obligation of such Restricted Subsidiary, other than Standard Securitization Undertakings.
“Reference Rate” means, for any day, the Adjusted LIBO Rate as of such day for a Eurodollar Borrowing with an Interest Period of three months’ duration (without giving effect to the last sentence of the definition of the term “Adjusted LIBO Rate” herein).

“Refinancing Facility Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Term Loans, Refinancing Revolving Commitments or Refinancing Revolving Loans and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.26.
“Refinancing Revolving Commitments” means one or more Classes of revolving commitments hereunder established pursuant to a Refinancing Facility Agreement in accordance with Section 2.26.
“Refinancing Revolving Loans” means one or more Classes of revolving loans made pursuant to Refinancing Revolving Commitments.
“Refinancing Revolving Maturity Date” means, with respect to Refinancing Revolving Commitments of any Class (and the Refinancing Revolving Loans made thereunder), the scheduled date on which such Refinancing Revolving Commitments shall terminate (and such Refinancing Revolving Loans shall become due and payable in full hereunder), as specified in the applicable Refinancing Facility Agreement.
“Refinancing Term Commitments” means one or more Classes of term commitments hereunder that are established to fund Refinancing Term Loans pursuant to a Refinancing Facility Agreement in accordance with Section 2.26.
“Refinancing Term Loans” means one or more Classes of term loans hereunder made pursuant to Refinancing Term Commitments.
“Refinancing Term Maturity Date” means, with respect to Refinancing Term Loans of any Class, the scheduled date on which such Refinancing Term Loans shall become due and payable in full hereunder, as specified in the applicable Refinancing Facility Agreement.
“Register” has the meaning set forth in Section 9.04.
“Related Business” means any business in which the Parent or any of the Subsidiaries was engaged on the Closing Date and any business related, ancillary or complimentary to such business.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, members, managers, advisors, representatives and controlling persons of such Person and such Person’s Affiliates.

“Related Security” means, with respect to any Receivables subject to a Permitted Receivables Financing, all assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, including all collateral securing such Receivables, all contracts and all Guarantee or other obligations in respect of such Receivables, and all proceeds of such Receivables.
“Relevant Interbank Market” means (a) with respect to Dollars and Sterling, the London interbank market, (b) with respect to Euros, the European interbank market, (c) with respect to Krona, the Stockholm interbank market and (d) with respect to Pesos, the Mexican interbank market.
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Tranche B Term Loans concurrently with the incurrence by the Parent, the Borrower or any other Restricted Subsidiary of any loans made by banks or other institutional investors or any similar financing, in each case having a lower all-in yield (taking into account any original issue discount and upfront fees in respect of such financing and any pricing “floors” applicable thereto, but excluding any arrangement, commitment, structuring and underwriting fees, in each case not paid generally to all creditors providing such Indebtedness) than the all-in yield (determined in the same manner) applicable to the Tranche B Term Loans so prepaid or refinanced.  For purposes of the foregoing, original issue discount and upfront fees shall be equated to interest based on an assumed four-year life to maturity (or, if less, the remaining life to maturity).
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at such time (excluding, for purposes of any such calculation, Defaulting Lenders, Excluded Term Commitment Lenders and Excluded Term Lenders).
“Responsible Officer” means, with respect to any Person, the chief financial officer, chief executive officer, principal accounting officer, treasurer or controller thereof, as applicable and any Person performing similar functions, as applicable.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent, the Borrower or any Restricted Subsidiary.
“Restricted Property” means any “Operating Property” or “shares of capital stock or Debt issued by any Restricted Subsidiary and owned by the Company or Holdings or any Restricted Subsidiary”, in each case within the meaning of the Senior Notes Indentures.

“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.
“Revaluation Date” means, (a) with respect to an Alternative Currency Borrowing, (i) each date that is three Business Days before an Interest Payment Date with respect to such Borrowing and (ii) if the Borrower elects a new Interest Period prior to the end of the existing Interest Period with respect to such Borrowing, the date of commencement of such new Interest Period and (b) with respect to an Alternative Currency Letter of Credit, each date that is the first Monday following the fourth Saturday of each month or, if such date is not a Business Day, the next succeeding Business Day.
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 9.04.  The initial amount of each Revolving Lender’s Revolving Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Assumption or Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $900,000,000.
“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of such Revolving Lender’s Revolving Loans denominated in Dollars at such time, (b) the Assigned Dollar Value of the outstanding principal amount of such Revolving Lender’s Revolving Loans denominated in an Alternative Currency at such time and (c) such Revolving Lender’s LC Exposure at such time.
“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.

“Revolving Loan” means a loan made pursuant to Section 2.01(b).
“Revolving Maturity Date” means April 6, 2022.
“S&P” means S&P Global Ratings, a segment of S&P Global Inc., and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (which, as of the date of this Agreement, include Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or domiciled in a Sanctioned Country or (c) any Person 50% or more owned in the aggregate or controlled by any such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority with jurisdiction over any party hereto.
“Screen Rate” means (a) in respect of the LIBO Rate for any currency for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) appearing on Reuters Screen LIBOR 01 Page (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent in consultation with the Borrower), (b) in respect of the EURIBO Rate for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute for such Interest Period appearing on page EURIBOR 1 of the Reuters Service (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent in consultation with the Borrower), (c) in respect of the STIBO Rate for any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other Person which takes over the administration of such rate) appearing on Reuters Screen SIOR Page (and if such page is replaced or such service ceases to be available, another page or service displaying the appropriate rate designated by the Administrative Agent in consultation with the Borrower) and (d) in respect of the TIIE Rate for any Interest Period, a rate per annum equal to the Interbank Equilibrium Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a period of 28 or 91 days or such other period so published as is most nearly equal to the relevant Interest Period, in each case as published by the Mexican Central Bank (Banco de México) in the Mexican Federal Official Gazette (Diario Oficial de la Federación) (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the first day of the relevant Interest Period, or if such day is not a Business Day, on the immediately preceding Business Day on which there was such a quote (and if such rate shall cease to be published by the Mexican Central Bank in the Mexican Federal Official Gazette or otherwise shall cease to be available, any rate specified by the Mexican Central Bank as the substitute rate therefor or any other rate determined by the Administrative Agent in consultation with the Borrower to be a similar rate published by the Mexican Central Bank).

“Secured Obligations” has the meaning assigned to such term in the Collateral Agreement.
“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.
“Security Documents” means the Collateral Agreement, the Mortgages, any Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09 or 5.10 to secure any of the Secured Obligations.
“Senior Notes” means the Existing Senior Notes and the New Senior Notes.
“Senior Notes Indentures” means the Existing Senior Notes Indentures and the New Senior Notes Indenture.
“Series” has the meaning assigned to such term in Section 2.23.
“Specified ECF Percentage” means, with respect to any fiscal year, (a) if the Total Net Leverage Ratio as of the last day of such fiscal year is greater than 2.75 to 1.00, 50%, (b) if the Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.75 to 1.00, but greater than 2.25 to 1.00, 25% and (c) if the Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.25 to 1.00, 0%; provided that, in each case, if the Excess Cash Flow for such fiscal year is less than or equal to $10,000,000, the Specified ECF Percentage for such fiscal year shall be 0%.
“Specified Purchase Agreement Representations” means the representations and warranties made by or with respect to the Target in the Purchase Agreement that are material to the interests of the Lenders, but only to the extent that the Parent or the Borrower has the right to terminate its obligations under, or refuse to consummate the Acquisition under, the Purchase Agreement as a result of a breach of such representations and warranties.
“Specified Representations” means the representations and warranties set forth in Sections 3.01, 3.02, 3.03(b) and (c), 3.07, 3.11, 3.13, 3.14 (solely with respect to the last sentence thereof), and 3.17.
“Specified Subsidiary” means any Restricted Subsidiary (other than the Borrower) that (a) accounts (together with its subsidiaries on a consolidated basis) for less than 10% of Total Assets of the Parent and (b) accounts (together with its subsidiaries on a consolidated basis) for less than 10% of the consolidated revenues of the Parent and the Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available, in each case, determined in accordance with GAAP; provided that all such Restricted Subsidiaries, taken together, shall not account for greater than 10% of Total Assets of the Parent or greater than 10% of the consolidated revenues of the Parent and the Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements are available.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 10:00 a.m., Brussels time, (c) with respect to the STIBO Rate, 11:00 a.m., Stockholm time, and (d) with respect to the TIIE Rate, 11:00 a.m., Mexico City time.
“Specified Transaction” has the meaning assigned to such term in the definition of Pro Forma Basis.
“Spot Exchange Rate” means, on any day, (a) with respect to any Alternative Currency in relation to Dollars, the spot rate at which Dollars are offered on such day for such Alternative Currency which appears on page FXFX of the Reuters Screen at approximately 11:00 a.m., London time (and if such spot rate is not available on the applicable page of the Reuters Screen, such spot rate as is quoted by the Administrative Agent to major money center banks at approximately 11:00 a.m., New York City time) and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day for Dollars which appears on page FXFX of the Reuters Screen at approximately 11:00 a.m., London time (and if such spot rate is not available on the applicable page of the Reuters Screen, such spot rate as is quoted by the Administrative Agent to major money center banks at approximately 11:00 a.m., New York City time).  For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to the transactions in the applicable Alternative Currency that will settle on the date of such Borrowing.
“Standard Securitization Undertakings”  means representations, warranties, covenants and indemnities made by the Parent or any of the Restricted Subsidiaries in connection with a Permitted Receivables Financing that are customary for Permitted Receivables Financings of the same type; provided that Standard Securitization Undertakings shall not include any Guarantee of any Indebtedness or collectability of any Receivables.
“Starter Available Amount” means, at any time, (a) $200,000,000 minus (b) the sum at such time of (i) Investments previously or concurrently made under Section 6.04(p), plus (ii) Restricted Payments previously or concurrently made under Section 6.07(a)(viii), plus (iii) repayments, repurchases, redemptions, retirements or other acquisitions for value of Junior Debt previously or concurrently made under Section 6.07(b)(iv).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent or any Lender is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means lawful money of the United Kingdom.
“Sterling Limit” means an amount equal to $100,000,000.00.
“STIBO Rate” means, with respect to any Eurodollar Borrowing denominated in Krona for any Interest Period, an interest rate per annum equal to (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the applicable Interpolated Screen Rate, in each case as of the Specified Time on the Quotation Day.  If the STIBO Rate at any time shall be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Parent, including the Borrower.
“Subsidiary Designation” means (a) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (b) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 5.13.
“Subsidiary Loan Party” means any Restricted Subsidiary that is not the Borrower or an Excluded Subsidiary.
“Successor Borrower” has the meaning assigned to such term in Section 6.03.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Swap Agreement.

“Synergy or Cost Saving Initiative” has the meaning assigned to such term in the definition of Consolidated EBITDA.
“Target” has the meaning assigned to such term in the preamble to this Agreement.
“Target Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, condition (financial or otherwise) or results of operations of the Target and its Subsidiaries (as defined in the Purchase Agreement as in effect on November 3, 2016 (the “Signing Date”)), taken as a whole, or (b) has, or would reasonably be expected to have, a material adverse effect on, or prevents or materially delays, the ability of the Target to consummate the Transactions (as defined in the Purchase Agreement as in effect on the Signing Date); provided, however, that, in the case of clause (a), in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Target Material Adverse Effect:  (i) any event, circumstance, change, condition, occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, (B) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Laws (as defined in the Purchase Agreement as in effect on the Signing Date) (or any authoritative interpretations thereof) after the Signing Date, (C) any adoption, implementation, promulgation, repeal or modification of any Law after the Signing Date, (D) any outbreak, escalation or acts of armed hostility or war, any acts of terrorism, or any acts of God or natural disasters, (E) changes proximately caused by the announcement of the execution of the Purchase Agreement, provided that the exceptions in this clause (E) shall not apply to any representations or warranties contained in Section 4.05 of the Purchase Agreement as in effect on the Signing Date (or the condition in Section 8.02(a) of the Purchase Agreement as in effect on the Signing Date as it relates to the representations or warranties contained in such Section 4.05), or (F) compliance with the express terms of, or the taking of any action expressly required by, the Purchase Agreement (excluding the Target operating in the ordinary course of business) or the taking of any action consented to or requested in writing by Holdings prior to the taking of such action; provided further that the exceptions set forth in (A), (B), (C) and (D) of this clause (i) shall only apply to the extent that such event, circumstance, change or effect does not have, or would not reasonably be expected to have, a disproportionate impact on the Target and its Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Target and its Subsidiaries operate or (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or any change in the price or trading volume of the Shares (as defined in the Purchase Agreement as in effect on the Signing Date) or the credit rating of the Target (provided that, except as otherwise provided in this definition, the underlying causes of such failure or change may be considered in determining whether there is a Target Material Adverse Effect).
“Target Notes” means MPG Holdco I Inc.’s 7.375% Senior Notes due 2022.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, and includes all liabilities, penalties and interest with respect to such amounts.
“Term Borrowing” means a Borrowing comprised of Term Loans.
“Term Commitments” means, collectively, the Tranche A Term Commitments, the Tranche B Term Commitments, the Incremental Term Commitments and the Refinancing Term Commitments.
“Term Lenders” means, collectively, the Tranche A Term Lenders, the Tranche B Term Lenders, the Lenders with outstanding Incremental Term Loans or Incremental Term Commitments and the Lenders with outstanding Refinancing Term Loans or Refinancing Term Commitments.
“Term Loans” means, collectively, the Tranche A Term Loans, the Tranche B Term Loans, the Incremental Term Loans and the Refinancing Term Loans.
“TIIE Rate” means, with respect to any Eurodollar Borrowing denominated in Pesos for any Interest Period, an interest rate per annum equal to (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the applicable Interpolated Screen Rate, in each case as of the Specified Time on the Quotation Day.  If the TIIE Rate at any time shall be less than 0.00% per annum, such rate shall be deemed to be 0.00% per annum.
“Total Assets” means the amount of total assets of the Parent and its Restricted Subsidiaries that would be reflected on a balance sheet of the Parent prepared as of such date on a consolidated basis in accordance with GAAP.
“Total First Lien Indebtedness” means, as of any date, the aggregate principal amount of Total Indebtedness that is secured on a first priority basis by a Lien on any property or asset of the Parent or any Restricted Subsidiary.

“Total Indebtedness” means, as of any date, the sum (without duplication) of (a) the aggregate principal amount of Indebtedness of the Parent and the Restricted Subsidiaries outstanding as of such date that consists of Capital Lease Obligations, obligations for borrowed money and obligations in respect of the deferred purchase price of property or services, determined on a consolidated basis, plus (b) the aggregate amount, if any, of Receivables Financing Debt in respect of any Permitted Receivables Securitization outstanding as of such date.
“Total Net Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) the Total Indebtedness as of such date, minus the (ii) lesser as of such date of (A) $350,000,000 and (B) the aggregate amount of Unrestricted Cash to (b) Consolidated EBITDA of the Parent for the period of four consecutive fiscal quarters of the Parent ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Parent most recently ended prior to such date).
“Tranche A Term Commitment” means, with respect to each Term Lender, the commitment, if any, of such Lender to make Tranche A Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loans to be made by such Lender, as such commitment may be (i) reduced from time to time pursuant to Section 2.08 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche A Term Commitments is $100,000,000.
“Tranche A Term Lender” means a Lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.
“Tranche A Term Loan” means a Loan made pursuant to Section 2.01(a)(i).
“Tranche A Term Maturity Date” means April 6, 2022.
“Tranche B Term Commitment” means, with respect to each Term Lender, the commitment, if any, of such Lender to make Tranche B Term Loans hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loans to be made by such Lender, as such commitment may be (i) reduced from time to time pursuant to Section 2.08 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Tranche B Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Term Commitment, as applicable.  The initial aggregate amount of the Lenders’ Tranche B Term Commitments is $1,550,000,000.

“Tranche B Term Lender” means a Lender with a Tranche B Term Commitment or an outstanding Tranche B Term Loan.
“Tranche B Term Loan” means a Loan made pursuant to Section 2.01(a)(ii).
“Tranche B Term Maturity Date” means April 6, 2024.
“Transaction Costs” means all fees and expenses (including premiums and original issue discount) incurred by the Parent, the Borrower or any Restricted Subsidiary in connection with the Transactions.
“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the consummation of the Acquisition and the transactions contemplated by the Purchase Agreement, (c) the consummation of the Existing Indebtedness Refinancing, (d) the payment of the Transaction Costs and (e) the execution, delivery and performance by each Loan Party of the New Senior Notes Indenture, the issuance of the New Senior Notes and the use of the proceeds thereof.
“Transformative Acquisition” means any acquisition by the Parent or any Restricted Subsidiary that (a) is not permitted under this Agreement immediately prior to the consummation thereof or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Loan Parties with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“Transformative Disposition” means any disposition by the Parent or any Restricted Subsidiary that is not permitted under this Agreement immediately prior to the consummation thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Adjusted LIBO Rate, the EURIBO Rate, the STIBO Rate or the TIIE Rate or (b) the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the personal property security laws of any jurisdiction other than the State of New York, “UCC” or “Uniform Commercial Code” means those personal property security laws as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority and for the definitions related to such provisions.
“Unrestricted Cash” means unrestricted cash and cash equivalents of the Parent or any of the Restricted Subsidiaries and not controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens created under the Loan Documents, any Liens permitted by clause (k) of Section 6.02 and Liens constituting Permitted Encumbrances of the type referred to in clause (g) of the definition of such term).
“Unrestricted Subsidiary” means (a) any Subsidiary that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 5.13 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(i)(C).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Weighted Average Yield” means, with respect to any Loan, the weighted average yield to stated maturity of such Loan based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders advancing such Loan with respect thereto (with upfront or similar fees and original issue discount being equated to interest based on an assumed four-year life to maturity (or, if less, the remaining life to maturity) and to any interest rate “floor”, but excluding any arrangement, commitment, structuring and underwriting fees paid or payable to the arrangers (or similar titles) or their affiliates, in each case in their capacities as such, in connection with such Loans, and excluding any ticking fees paid or payable in connection with such Loans (regardless of whether paid, in whole or in part, to any or all Lenders of such Loans); provided that, with respect to the calculation of the Weighted Average Yield of any existing Loan in connection with any Incremental Extension of Credit, (a) to the extent that the Reference Rate on the effective date of such Incremental Extension of Credit is less than the interest rate floor, if any, applicable to such Incremental Extension of Credit, then the amount of such difference shall be deemed to be added to the Weighted Average Yield for such existing Loan solely for the purpose of determining whether an increase in the interest rate for such Loan shall be required pursuant to Section 2.23(b) and (b) to the extent that the Reference Rate on the effective date of such Incremental Extension of Credit is less than the interest rate floor, if any, applicable to such Incremental Extension of Credit, then the amount of such difference shall be deemed to be added to the Weighted Average Yield of such Incremental Extension of Credit solely for the purpose of determining whether an increase in the interest rate for the applicable Loans shall be required pursuant to Section 2.23(b).  For purposes of determining the Weighted Average Yield of any floating rate Indebtedness at any time, the rate of interest applicable to such Indebtedness at such time shall be assumed to be the rate applicable to such Indebtedness at all times prior to maturity; provided that appropriate adjustments shall be made for any changes in rates of interest provided for in the documents governing such Indebtedness (other than those resulting from fluctuations in interbank offered rates, prime rates, Federal funds rates or other external indices not influenced by the financial performance or creditworthiness of the Parent, the Borrower or any Restricted Subsidiary).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.  Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or “Eurodollar Revolving Borrowing”).
SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that require compliance with a financial ratio or test (including the Total Net Leverage Ratio, the First Lien Net Leverage Ratio and the Applicable Total Net Leverage Ratio) (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence Based Amounts.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (a) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, (i) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Parent or any Subsidiary at “fair value”, as defined therein.
SECTION 1.05.  Pro Forma Calculations.  With respect to any period during which any Specified Transaction occurs, for purposes of determining compliance with the covenants contained in Sections 6.10 and 6.11 or otherwise for purposes of determining the Total Net Leverage Ratio, the Applicable Total Net Leverage Ratio, the First Lien Net Leverage Ratio or the Cash Interest Expense Coverage Ratio, calculations with respect to such period shall be made on a Pro Forma Basis.

In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of (i) determining compliance with any provision of this Agreement (other than the financial covenants set forth in Section 6.10 and Section 6.11) which is subject to a Default or an Event of Default qualifier (including any representation and warranty related thereto) or requires the calculation of any financial ratio or test, including the First Lien Net Leverage Ratio, the Applicable Total Net Leverage Ratio and the Total Net Leverage Ratio or (ii) testing availability under baskets set forth in this Agreement (including baskets subject to Default or Event of Default conditions), at the option of the Borrower (and if the Borrower elects to exercise such option, such option shall be exercised on or prior to the date on which the definitive agreements for such Limited Condition Acquisition are entered into) the date of such determination shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith), the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related representations, warranties, requirements and conditions), such ratio, test or basket (and any related representations, warranties, requirements and conditions) shall be deemed to have been complied with (or satisfied).  For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations.  If the Borrower has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens,  the making of Restricted Payments, the making of any investment permitted under Section 6.04, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness or any other action or transaction (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis (i) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

ARTICLE II

The Credits
SECTION 2.01.  Commitments.  (a)  Subject to the terms and conditions set forth herein, each Term Lender severally agrees (i) to make “tranche A” term loans (in Dollars) to the Borrower on the Closing Date in a principal amount not exceeding its Tranche A Term Commitment and (ii) to make “tranche B” term loans (in Dollars) to the Borrower on the Closing Date in a principal amount not exceeding its Tranche B Term Commitment.
(b)  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans (in Dollars or, subject to Section 2.02(d), an Alternative Currency) to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment, (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments, (iii) the sum of the Assigned Dollar Values of the aggregate principal amount of all outstanding Revolving Loans denominated in Euro plus the total LC Exposure attributable to Letters of Credit and LC Disbursements denominated in Euro exceeding the Euro Limit, (iv) the sum of the Assigned Dollar Values of the aggregate principal amount of all outstanding Revolving Loans denominated in Sterling plus the total LC Exposure attributable to Letters of Credit and LC Disbursements denominated in Sterling exceeding the Sterling Limit, (v) the sum of the Assigned Dollar Values of the aggregate principal amount of all outstanding Revolving Loans denominated in Kronor plus the total LC Exposure attributable to Letters of Credit and LC Disbursements denominated in Kronor exceeding the Krona Limit, or (vi) the sum of the Assigned Dollar Values of the aggregate principal amount of all outstanding Revolving Loans denominated in Pesos plus the total LC Exposure attributable to Letters of Credit and LC Disbursements denominated in Pesos exceeding the Peso Limit.  Notwithstanding the foregoing, the aggregate principal amount of Revolving Loans made on the Closing Date shall not exceed (i) the amount necessary to fund any original issue discount with respect to the Term Loans plus (ii) an amount not to exceed $150,000,000 to fund working capital needs.
(c)  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
(d)  The Tranche A Term Loans and the Tranche B Term Loans funded on the Closing Date will be funded with original issue discount (it being agreed that the Borrower shall be obligated to repay 100% of the principal amount of such Term Loans and interest shall accrue on 100% of the principal amount of such Term Loans, in each case as provided herein).

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)  Subject to Section 2.14, (i) each Revolving Borrowing and Term Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith and (ii) each Revolving Borrowing denominated in an Alternative Currency shall be comprised entirely of Eurodollar Loans.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15, 2.17 or 2.19 to the extent such amounts would not have been payable had such Lender not exercised such option.
(c)  Subject to paragraph (d) of this Section, at the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that, for purposes of the foregoing, each Alternative Currency Borrowing shall be deemed to be in an amount equal to the Dollar Equivalent of the amount of such Borrowing at the time such Borrowing was made, without giving effect to any adjustments to such amount pursuant to Section 2.22; provided further, that a Eurodollar Revolving Borrowing may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement denominated in an Alternative Currency as contemplated by Section 2.05(e).  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement denominated in Dollars as contemplated by Section 2.05(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Revolving Borrowings or 10 Eurodollar Term Borrowings outstanding.
(d)  Loans made pursuant to any Alternative Currency Borrowing shall be made in the Alternative Currency specified in the applicable Borrowing Request in an aggregate amount equal to the Alternative Currency Equivalent of the Dollar amount specified in such Borrowing Request; provided that, for purposes of the Borrowing amounts specified in paragraph (c), each Alternative Currency Borrowing shall be deemed to be in a principal amount equal to its Assigned Dollar Value.

(e)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
SECTION 2.03.  Requests for Borrowings.  To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days (or, in the case of a Revolving Borrowing that is an Alternative Currency Borrowing, four Business Days, or, in the case of any Eurodollar Borrowing on the Closing Date, such shorter period as may be acceptable to the Administrative Agent) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)  the Class of the requested Borrowing;
(ii)  the aggregate amount (expressed in Dollars) and, in the case of a Revolving Borrowing, currency (which must be Dollars or an Alternative Currency) of the requested Borrowing;
(iii)  the date of such Borrowing, which shall be a Business Day;
(iv)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(v)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of any Borrowing denominated in Dollars is specified, then the requested Revolving Borrowing shall be an ABR Borrowing.  If no currency is specified with respect to any Revolving Borrowing, then the Borrower shall be deemed to have requested that such Borrowing be denominated in Dollars.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration (or 28 days’ duration, in the case of a Borrowing denominated in Pesos).  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  [Reserved].
SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any other Loan Party), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any other Loan Party as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency in which such Letter of Credit is to be denominated (which shall be Dollars or an Alternative Currency), the amount of such Letter of Credit (expressed in the applicable currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the LC Exposure shall not exceed $250,000,000.00 and (y) the portion of the LC Exposure attributable to Letters of Credit issued by any Issuing Bank shall not exceed the LC Commitment of such Issuing Bank (unless otherwise agreed by such Issuing Bank), (ii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments, (iii) the sum of the Assigned Dollar Values of the aggregate principal amount of all outstanding Revolving Loans denominated in Euro plus the total LC Exposure attributable to Letters of Credit and LC Disbursements denominated in Euro shall not exceed the Euro Limit, (iv) the sum of the Assigned Dollar Values of the aggregate principal amount of all outstanding Revolving Loans denominated in Sterling plus the total LC Exposure attributable to Letters of Credit and LC Disbursements denominated in Sterling shall not exceed the Sterling Limit, (v) the sum of the Assigned Dollar Values of the aggregate principal amount of all outstanding Revolving Loans denominated in Krona plus the total LC Exposure attributable to Letters of Credit and LC Disbursements denominated in Krona shall not exceed the Krona Limit and (vi) the sum of the Assigned Dollar Values of the aggregate principal amount of all outstanding Revolving Loans denominated in Pesos plus the total LC Exposure attributable to Letters of Credit and LC Disbursements denominated in Pesos shall not exceed the Peso Limit.  Notwithstanding the foregoing, no Lender, in its capacity as Issuing Bank, shall have any obligation to issue any Letter of Credit if, after giving effect to the issuance of such Letter of Credit, the sum of the aggregate face amount of all Letters of Credit issued, and all then outstanding Revolving Loans made, by such Lender would exceed such Lender’s Revolving Commitment.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), subject to automatic renewal provisions acceptable to the Issuing Bank, and (ii) the date that is five Business Days prior to the Revolving Maturity Date.  For the avoidance of doubt, if the Revolving Maturity Date shall be extended pursuant to Section 2.25, “Revolving Maturity Date” as referenced in this paragraph shall refer to the Revolving Maturity Date as extended pursuant to Section 2.25; provided that, notwithstanding anything in this Agreement (including Section 2.25 hereof) or any other Loan Document to the contrary, the Revolving Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.
(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that is one Business Day after such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on the date that such LC Disbursement is made, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the next Business Day after the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the second Business Day following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the applicable minimum borrowing amount set forth herein, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing (with respect to a payment in Dollars) or a Eurodollar Revolving Borrowing (with respect to a payment in an Alternative Currency) in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Eurodollar Revolving Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower may have or may acquire as a result of the payment by an Issuing Bank of any draft or the reimbursement of the Borrower thereof) (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the applicable Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at (i) in the case of an LC Disbursement denominated in Dollars, the rate per annum then applicable to ABR Revolving Loans or (ii) in the case of an LC Disbursement denominated in an Alternative Currency, the LIBO Rate, EURIBO Rate, STIBO Rate or TIIE Rate, as applicable, that would apply to a Eurodollar Loan with an Interest Period of one month plus the Applicable Rate with respect to Eurodollar Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(i)  Replacement or Termination of an Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower and the successor Issuing Bank (with notice to the Administrative Agent and the replaced Issuing Bank).  An Issuing Bank also may be terminated as an Issuing Bank hereunder by mutual agreement of the Borrower and such Issuing Bank and notice to the Administrative Agent, if after giving effect to such termination there remains at least one Issuing Bank hereunder.  The Administrative Agent shall notify the Revolving Lenders of any such replacement or termination of an Issuing Bank.  At the time any such replacement or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or terminated Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement or termination, (i) in the case of a replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor (in the case of a replacement) or to any previous Issuing Bank or to such successor and all previous Issuing Banks, or to such terminated Issuing Bank (in the case of a termination), as the context shall require.  After the replacement or termination of an Issuing Bank hereunder, the replaced or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower as of such date (in the currency in which such Letters of Credit and LC Disbursements are denominated) plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of Article VII.  Any such deposits required under the immediately preceding sentence shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent (provided that the Administrative Agent shall use reasonable efforts to make such investments) such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount and any interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Defaults have been cured or waived.

(k)  Designation of Additional Issuing Banks.  The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below.  The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent (and which shall specify the initial LC Commitment of such Issuing Bank), executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein or in any other Loan Document to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.
(l)  Issuing Bank Reports to the Administrative Agent.  Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time (in the case of a Eurodollar Loan) or 2:00 p.m., Local Time (in the case of an ABR Loan), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower (i) in the United States, in the case of Loans denominated in Dollars or (ii) in London, in the case of Loans denominated in any Alternative Currency, in each case designated by the Borrower in the applicable Borrowing Request; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Type and Class of Borrowing for which such Lender has not made its share available.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07.  Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type (if such Borrowing is denominated in Dollars) or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding any other provision of this Section, the Borrower shall not be permitted to (i) change the currency or Class of any Borrowing or (ii) convert any Alternative Currency Borrowing to an ABR Borrowing.
(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof  to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)  for any Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration (or 28 days’ duration, in the case of a Borrowing denominated in Pesos).
(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each participating Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in an Alternative Currency, in which case such Borrowing shall be continued as a Eurodollar Borrowing having an Interest Period of one month’s duration (or 28 days’ duration, in the case of a Borrowing denominated in Pesos)).  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of any Class, has notified the Borrower of the election to give effect to this sentence on account of such Event of Default, then, in each such case, so long as such Event of Default is continuing (i) no outstanding Borrowing of such Class denominated in Dollars may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of such Class denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurodollar Borrowing of such Class denominated in an Alternative Currency shall, at the end of the Interest Period applicable thereto, be continued as a Eurodollar Borrowing having an Interest Period of one month’s duration (or 28 days’ duration, in the case of a Borrowing denominated in Pesos).

SECTION 2.08.  Termination and Reduction of Commitments.
(a)  Unless previously terminated, (i) the Tranche A Term Commitment and the Tranche B Term Commitment of each Term Lender shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date and (ii) the Revolving Commitment of each Revolving Lender shall automatically terminate on the Revolving Maturity Date.
(b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, without premium or penalty; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Revolving Credit Exposure would exceed the total Revolving Commitments.
(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Except as provided in Section 2.20(b), each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.
(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.
SECTION 2.10.  Amortization of Term Loans.  (a)    (i)  Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay the Tranche A Term Loans in quarterly installments on each March 31, June 30, September 30 and December 31, commencing September 30, 2017, and a final installment on the Tranche A Term Maturity Date, as follows:  (x) in a principal amount equal to 1.25% of the aggregate principal amount of the Tranche A Terms Loans made hereunder on the Closing Date, on each of September 30, 2017, and each quarterly payment date thereafter to and including March 31, 2019, (y) in a principal amount equal to 2.50% of the aggregate principal amount of Tranche A Term Loans made hereunder on the Closing Date, on each of June 30, 2019, and each quarterly payment date thereafter prior to the Tranche A Term Maturity Date and (z) in a principal amount equal to the balance of the aggregate principal amount of the Tranche A Term Loans made hereunder, on the Tranche A Term Maturity Date.
(ii)  Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay the Tranche B Term Loans (x) in quarterly installments on each March 31, June 30, September 30 and December 31, commencing September 30, 2017, in a principal amount equal to 0.25% of the aggregate principal amount of the Tranche B Term Loans made hereunder on the Closing Date, and (y) in a principal amount equal to the balance of the aggregate principal amount of the Tranche B Term Loans made hereunder, on the Tranche B Term Maturity Date.

(b)  The Borrower shall repay Incremental Term Loans and Refinancing Term Loans of any Class in such amounts and on such date or dates as shall be specified therefor in the applicable Incremental Facility Agreement or Refinancing Facility Agreement, as applicable (as such amounts may be adjusted pursuant to paragraph (d) of this Section or pursuant to such Incremental Facility Agreement or Refinancing Facility Agreement).
(c)  To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Term Maturity Date, (ii) all Tranche B Term Loans shall be due and payable on the Tranche B term Maturity Date, (iii) all Incremental Term Loans of any Class shall be due and payable on the Incremental Term Maturity Date applicable thereto and (iv) all Refinancing Term Loans of any Class shall be due and payable on the Refinancing Term Maturity Date applicable thereto.
(d)  Any prepayment of the Term Loans of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section as directed in writing by the Borrower.  Any prepayment of Incremental Term Loans or Refinancing Term Loans of any Series shall be applied to reduce the subsequent scheduled repayments of the Incremental Term Loans or Refinancing Term Loans, as the case may be, of such Series in the same manner as provided in the preceding sentence, unless otherwise provided in the applicable Incremental Facility Agreement or Refinancing Facility Agreement, as the case may be.
(e)  Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.
SECTION 2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to Section 2.16 and, in the case of the Tranche B Term Loans, to paragraph (h) of this Section 2.11, but otherwise without premium or penalty, subject to prior notice in accordance with paragraph (g) of this Section.
(b)  If, on any Revaluation Date for any Alternative Currency Borrowing or any Alternative Currency Letter of Credit, the total Revolving Credit Exposures exceed 105% of the total Revolving Commitments, the Borrower shall, on the next Interest Payment Date in respect of such Borrowing (or, in the case of a Revaluation Date for an Alternative Currency Letter of Credit, on the next Interest Payment Date that is at least three Business Days after such Revaluation Date), prepay Revolving Borrowings in an aggregate amount such that, after giving effect thereto, the total Revolving Credit Exposures do not exceed the total Revolving Commitments.

(c)  If, as a result of any reduction in the Revolving Commitments or otherwise (except in any case described in clause (b) above), the total Revolving Credit Exposures exceed the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings in an aggregate amount such that, after giving effect thereto, the total Revolving Credit Exposures do not exceed the total Revolving Commitments (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(j) in an aggregate amount equal to such excess).
(d)  In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Parent or any Restricted Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) thereof), then in each case, the Borrower shall, promptly but in any event within 10 Business Days after such Net Cash Proceeds are received (or, in the case of a Prepayment Event described in clause (c) of the definition of the term “Prepayment Event”, on the date on which such Net Cash Proceeds are received), prepay Term Loans in an aggregate principal amount equal to 100% of the amount of such Net Cash Proceeds (or, if the Borrower or any of its Restricted Subsidiaries has incurred Indebtedness that is permitted under Section 6.01 that is secured, on an equal and ratable basis with the Term Loans, by a Lien on the Collateral permitted under Section 6.02, and such Indebtedness is required to be prepaid or redeemed with the net proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, then by such lesser percentage of such Net Cash Proceeds such that such Indebtedness receives no greater than a ratable percentage of such Net Cash Proceeds based upon the aggregate principal amount of the Term Loans and such Indebtedness then outstanding). Notwithstanding the foregoing, if the Borrower would otherwise be required to make a prepayment in respect of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, but notifies the Administrative Agent in writing that it elects to reinvest the applicable Net Cash Proceeds in assets useful in the business of the Borrower or any Restricted Subsidiary and certifies that no Event of Default has occurred and is continuing at such time, then no such prepayment shall be required if the Borrower or any Restricted Subsidiary shall reinvest the applicable Net Cash Proceeds in assets useful in the Borrower’s or a Restricted Subsidiary’s business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower or a Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, six (6) months following the last day of such twelve (12) month period; provided that to the extent that any such Net Cash Proceeds that have not been so reinvested by the end of the period specified in sub-clause (x) or (y) above, as applicable, a prepayment (in the same manner that would have been required if no reinvestment election had been made), shall be required in an amount equal to such Net Cash Proceeds that have not been so reinvested.

(e)  Following the end of each fiscal year of the Parent, commencing with the fiscal year ending December 31, 2017, the Borrower shall prepay Term Borrowings of each Class in an aggregate amount equal to the product of (i) the Specified ECF Percentage of Excess Cash Flow for such fiscal year and (ii) the percentage (expressed as a decimal) of the aggregate principal amount of the Term Borrowings of all Classes outstanding as of the end of such fiscal year represented by the Term Borrowings of such Class (but, in each case, disregarding for purposes of determining such percentage any prepayments referred to in the immediately succeeding proviso); provided that such amount shall be reduced by (A) the aggregate principal amount of prepayments of (x) Term Borrowings of such Class and (y) solely to the extent accompanied by a permanent reduction in the Revolving Commitments, the aggregate principal amount of prepayments of Revolving Borrowings (with any reduction in such amount pursuant to this clause (y) applied to reduce the amount payable to each Class of Term Borrowings in accordance with the outstanding aggregate principal amount thereof), in each case made pursuant to paragraph (a) of this Section during such fiscal year or thereafter prior to the Excess Cash Flow Prepayment Date (without duplication between fiscal years) and (B) the amount of any reduction in the outstanding principal amount of Term Loans of such Class resulting from any assignment made in accordance with Section 9.04(f) of this Agreement (including pursuant to any Auction) (it being understood that any such reduction pursuant to clauses (A) or (B) above made at a discount to par shall only reduce the amount of such prepayment pursuant to this clause (e) by the amount of cash actually paid in respect of such Loans), in each case of clauses (A) and (B) above, excluding any such prepayments or assignments to the extent financed from Excluded Sources.  Each prepayment pursuant to this paragraph shall be made within 10 Business Days of the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated (the “Excess Cash Flow Prepayment Date”).
(f)  Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall, subject to the next sentence, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (g) of this Section.  In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Tranche A Term Borrowings and Tranche B Term Borrowings (and, to the extent provided in the Incremental Facility Agreement or Refinancing Facility Agreement for any Class of Incremental Term Loans or Refinancing Term Loans, respectively, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class (except that mandatory prepayments pursuant to paragraph (e) of this Section shall be allocated among the Classes of Term Borrowings as provided in such paragraph (e)); provided that any Tranche A Term Lender or Tranche B Term Lender (and, to the extent provided in the Incremental Facility Agreement or Refinancing Facility Agreement for any Class of Incremental Term Loans or Refinancing Term Loans, respectively, any Lender that holds Incremental Term Loans or Refinancing Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery or facsimile) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Term Loans of the applicable Class pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay such Term Loans but was so declined shall be retained by the Borrower.

(g)  The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment may state that such notice is conditioned upon the occurrence of an event specified in such notice, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the participating Lenders of the applicable Class of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same currency and Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
(h)  All (i) prepayments of Tranche B Term Borrowings effected on or prior to the date that is twelve months after the Closing Date, in each case with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of this Agreement on or prior to the date that is twelve months after the Closing Date, the effect of which is a Repricing Transaction, in each case shall be accompanied by a fee payable to the Tranche B Term Lenders in an amount equal to 1.00% of the aggregate principal amount of the Tranche B Term Borrowings so prepaid, in the case of a transaction described in clause (i) of this paragraph, or 1.00% of the aggregate principal amount of Tranche B Term Borrowings affected by such amendment, amendment and restatement or other modification (including with respect to the Tranche B Term Loans of any Non-Consenting Lender that are subject to assignment pursuant to Section 2.20(b)), in the case of a transaction described in clause (ii) of this paragraph; provided that the foregoing clause (ii) shall not apply in connection with any transaction that would, if consummated, constituted a Change of Control, Transformative Acquisition or Transformative Disposition.
(i)  Notwithstanding the foregoing, to the extent that the repatriation of any Net Cash Proceeds in respect of any Prepayment Event described in clause (a) or (b) of the definition thereof or any Excess Cash Flow attributable to a Foreign Subsidiary that is required to be applied to prepay the Term Loans pursuant to Section 2.11(d) or (e) (i) would be prohibited or restricted under applicable local law (including as a result of laws or regulations relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intragroup and fiduciary and statutory duties of directors of relevant subsidiaries) (provided that the Parent and its Restricted Subsidiaries shall take all commercially reasonable actions available under local law to permit such repatriation) or (ii) would result in material adverse tax consequences to the Parent and the Restricted Subsidiaries (taken as a whole) with respect to such amount as reasonably determined in good faith by the Parent in consultation with the Administrative Agent, then in each case, the Borrower shall not be required to prepay such affected amounts (the “Excluded Amounts”) as required under Section 2.12(d) or (e), and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation, or the Parent believes in good faith that such material adverse tax consequence would result, and once such repatriation of any of such Excluded Amounts is permitted under the applicable local law or the Parent determines in good faith such repatriation would no longer would have such material adverse tax consequences, such repatriation will be promptly effected and such repatriated Excluded Amounts will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans pursuant to this Section (provided that no such prepayment of the Term Loans pursuant to this Section shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Parent believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to paragraph (d) of this Section (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary).

SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate, on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans (based on Assigned Dollar Values, in the case of Alternative Currency Loans) and LC Exposure of such Lender.
(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)  The Borrower agrees to pay to each of the Administrative Agent and the Collateral Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or Collateral Agent, as the case may be.
(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Collateral Agent or applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)  The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Borrowing denominated in Dollars or Sterling, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, (ii) in the case of a Eurodollar Borrowing denominated in Euro, at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, (iii) in the case of a Eurodollar Borrowing denominated in Krona, at the STIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate and (iv) in the case of a Eurodollar Borrowing denominated in Pesos, at the TIIE Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans of the Class as to which such overdue amount relates or the Class of Lender to which such overdue amount is owing (or, if such overdue amount is not related to a particular Class, the rate applicable to Revolving ABR Loans) as provided in paragraph (a) of this Section.
(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed on Revolving Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days and interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate, EURIBO Rate, STIBO Rate or TIIE Rate, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:
(a)  the Administrative Agent reasonably determines (which reasonable determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the EURIBO Rate, the STIBO Rate or the TIIE Rate, as applicable, for such Interest Period; or
(b)  the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that the Adjusted LIBO Rate, the EURIBO Rate, the STIBO Rate or the TIIE Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in an Alternative Currency, as a Borrowing with an Interest Period of one month’s duration (or 28 days’ duration, in the case of a Borrowing denominated in Pesos) bearing interest at a rate reasonably determined by the Administrative Agent to be the cost to the Lenders of such Class of making or maintaining the Loans comprising such Borrowing for such period plus the Applicable Rate with respect to Eurodollar Loans of such Class (and such Borrowing shall be treated as a Eurodollar Borrowing for all other purposes of this Agreement); provided that, at the request of the Administrative Agent or the Borrower, the Administrative Agent and the Borrower shall enter into negotiations for a period of no more than 30 days for the purpose of agreeing to a substitute basis for determining the rate of interest to be applied to such Borrowing and any substitute basis agreed upon shall be, with the consent of the Lenders of such Class, binding on all parties to this Agreement, (ii) if any Borrowing Request requests a Eurodollar Borrowing of such Class denominated in Dollars, such Borrowing shall be made as an ABR Borrowing (or such Borrowing shall not be made if the Borrower revokes (and in such circumstances, such Borrowing Request may be revoked notwithstanding any other provision of this Agreement) such Borrowing Request by telephonic notice, confirmed promptly in writing, not later than 10:00 a.m., New York City time, on the proposed date of such Borrowing) and (iii) if any Borrowing Request requests a Eurodollar Revolving Borrowing of such Class denominated in an Alternative Currency, such Borrowing shall be made as an ABR Borrowing denominated in Dollars (or such Borrowing shall not be made if the Borrower revokes (and in such circumstances, such Borrowing Request may be revoked notwithstanding any other provision of this Agreement) such Borrowing request by telephonic notice, confirmed promptly in writing, not later than 10:00 a.m., New York City time, on the proposed date of such Borrowing); provided that if the circumstances giving rise to such notice do not affect all applicable currencies, then Borrowings of such Class in the currencies that are not affected shall be permitted.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:
(i)  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate, the EURIBO rate, the STIBO Rate or the TIIE Rate, as applicable) or any Issuing Bank;
(ii)  impose on any Lender or any Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)  subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by the Administrative Agent, such Lender or Issuing Bank to be material, then the Borrower will pay to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)  If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Commitments of, or Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or the applicable Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, together with a reasonably detailed description of the basis therefor, and including a certification by such Lender or Issuing Bank that its claim for such compensation has been calculated and made in the same manner as under other credit agreements with other borrowers that are similarly situated and with respect to which the event entitling such Lender or Issuing Bank to compensation hereunder also entitled such Lender or Issuing Bank to compensation thereunder, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.  Notwithstanding anything to the contrary in this Section 2.15, a Lender or Issuing Bank shall not submit a claim for compensation under this Section based upon clause (ii) of the proviso in the definition of “Change in Law” unless it shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims.
(d)  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or  Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)  For the avoidance of doubt, the amount or amounts payable by the Borrower pursuant to this Section 2.15 shall not include any amount or amounts payable by the Borrower pursuant to Section 2.19.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, EURIBO Rate, STIBO Rate or TIIE Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest (as reasonably determined by such Lender) which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency and of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, together with a reasonably detailed calculation of such amount, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from such payments, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after such deduction (including any such deductions and withholdings applicable to additional sums payable under this Section 2.17(a)) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  In addition, and without duplication of paragraph (a) hereof, the Borrower shall timely pay, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)  The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses (other than Excluded Taxes) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Administrative Agent or such Lender or Issuing Bank, as the case may be, provides the Borrower with a written record therefor setting forth in reasonable detail the basis and calculation of such amounts.
(d)  As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, to the extent such a receipt is issued therefor, or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)  (i)  Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(e)(i)(A)-(E) and (e)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, each Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required upon the expiration, obsolescence or invalidity, and upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(A)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)  executed originals of Internal Revenue Service Form W‑8ECI;
(C)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;
(D)  any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent IRS Form W‑9 or any subsequent versions thereof or successors thereto, properly completed and duly executed, certifying that such Lender is exempt from U.S. Federal backup withholding Tax.  If any Lender fails to deliver Form W‑9 or any subsequent versions thereof or successors thereto as required herein, then the Borrower may withhold from any payment to such party an amount equivalent to the applicable backup withholding Tax imposed by the Code, without reduction;
(E)  to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct or indirect partner; or
(F)  executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(ii)  If a payment made to a Lender under any Loan Document would be subject to withholding of U.S. Federal withholding Tax under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(e)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.  For purposes of this Section 2.17(e), the term “Lender” includes any Issuing Bank.
(f)  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or with respect to which additional amounts have been paid pursuant to this Section 2.17, it shall pay over such refund to the indemnifying party (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such indemnifying party, upon the request of such indemnified party, agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph (f) shall not be construed to require any party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)  Any Lender or Issuing Bank claiming an indemnity payment or additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Borrower following the reasonable written request by the Borrower if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender or Issuing Bank, require the disclosure of information that the Lender or Issuing Bank reasonably considers confidential or be otherwise disadvantageous to such Lender or Issuing Bank.
(h)  Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of (i) any Indemnified Taxes (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and any Excluded Taxes attributable to such Lender that are paid or payable by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).
(i)  For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Set‑offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set‑off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York (or, in the case of amounts payable in an Alternative Currency, at such other office in London as the Administrative Agent shall specify for such purpose by notice the Borrower), except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars, except that (i) all payments of principal or interest in respect of any Loan (or of any amount payable under Section 2.16 or 2.19 or, at the request of the applicable Lender, Section 2.15 or 2.17 in respect of any Loan) shall be made in the currency in which such Loan is denominated, (ii) all payments in respect of an LC Disbursement denominated in an Alternative Currency shall be payable in the currency in which such LC Disbursement is denominated and (iii) all fees payable in respect of an Alternative Currency Letter of Credit shall be payable in the currency in which such Letter of Credit is denominated.
(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)  If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof in a transaction that does not comply with the terms of Section 9.04(f) (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or  such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.17(h), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion, notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) of this Section 2.18(e), in any order as determined by the Administrative Agent in its discretion.
(f)  In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any compliance certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Total Net Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders and the Issuing Banks (or former Lenders and Issuing Banks) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.

SECTION 2.19.  Additional Reserve Costs.  (a)  [Reserved].
(b)  If and so long as any Lender lending from a branch or office located in a Participating Member State of the European Union that has adopted the Euro is required to comply with reserve assets, liquidity, cash margin or other requirements imposed by the European Central Bank or the European System of Central Banks (but excluding requirements reflected in the Statutory Reserve Rate) in respect of any of such Lender’s Alternative Currency Loans, such Lender may require the Borrower to pay, contemporaneously with each payment of interest on such Loan, additional interest on such Loan at a rate per annum determined by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.
(c)  Any additional interest owed pursuant to paragraph (b) above shall be determined by the relevant Lender, which determination shall be conclusive absent manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the relevant Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.
SECTION 2.20.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not, in the reasonable judgment of such Lender, otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, Excluded Term Commitment Lender, Non-Consenting Lender, or a Declining Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement (or, in the case of any such assignment resulting from a Lender having become a Declining Lender or a Non-Consenting Lender solely with respect to a specified Class of Loans, all of its interests, rights and obligations under this Agreement as a Lender of the Class or Classes with respect to which such Lender is a Declining Lender or a Non-Consenting Lender) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.11(h)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of the applicable Class), from the assignee (to the extent of such outstanding principal and accrued interest and fees (other than any fee payable pursuant to Section 2.11(h)) or the Borrower (in the case of all other amounts (including any fee payable pursuant to Section 2.11(h)), (B) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (C) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender or a Declining Lender, the applicable assignee shall have consented to the applicable amendment, waiver, consent or Maturity Date Extension Request, as the case may be.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.21.  [Reserved].

SECTION 2.22.  Assigned Dollar Value.  (a)  With respect to each Alternative Currency Borrowing, its “Assigned Dollar Value” shall mean the following:
(i)  the Dollar amount specified in the Borrowing Request therefor unless and until adjusted pursuant to the following clause (ii), and
(ii)  as of each Revaluation Date with respect to such Alternative Currency Borrowing, the “Assigned Dollar Value” of such Borrowing shall be adjusted to be the Dollar Equivalent thereof (as determined by the Administrative Agent based upon the applicable Spot Exchange Rate, which determination shall be conclusive absent manifest error), subject to further adjustment in accordance with this clause (ii) thereafter.
(b)  The Assigned Dollar Value of an Alternative Currency Loan shall equal the Assigned Dollar Value of the Alternative Currency Borrowing of which such Loan is a part multiplied by the percentage of such Borrowing represented by such Loan.
(c)  With respect to each Alternative Currency Letter of Credit, its “Assigned Dollar Value” shall mean the following:
(i)  the Dollar Equivalent of the amount of such Alternative Currency Letter of Credit (as determined by the Administrative Agent based on the applicable Spot Exchange Rate as of the date such Alternative Currency Letter of Credit was issued, which determination shall be conclusive absent manifest error), unless and until adjusted pursuant to the following clause (ii), and
(ii)  as of each Revaluation Date with respect to such Alternative Currency Letter of Credit, the “Assigned Dollar Value” of such Letter of Credit shall be adjusted to be the Dollar Equivalent thereof (as determined by the Administrative Agent based upon the applicable Spot Exchange Rate as of the date that is one Business Day before such Revaluation Date, which determination shall be conclusive absent manifest error), subject to further adjustment in accordance with this clause (ii) thereafter.
(d)  The “Assigned Dollar Value” of an LC Disbursement in respect of an Alternative Currency Letter of Credit shall mean the Dollar Equivalent thereof based upon the same Spot Exchange Rate used to determine the Assigned Dollar Value of such Alternative Currency Letter of Credit in accordance with paragraph (c) above.
(e)  The Administrative Agent shall notify the Borrower and the Lenders of any change in the Assigned Dollar Value of any Alternative Currency Borrowing or Alternative Currency Letter of Credit (or LC Disbursement thereunder) promptly following determination of such change.

SECTION 2.23.  Incremental Facilities.  (a)  The Borrower, by written notice to the Administrative Agent, may request (x) the establishment of Incremental Revolving Commitments and/or the establishment of Incremental Term Commitments (Incremental Term Loans, Incremental Revolving Commitments and the Revolving Loans made thereunder, collectively, the “Incremental Extensions of Credit”) or (y) to incur Alternative Incremental Facility Debt; provided that the aggregate amount of all Incremental Commitments established hereunder, together with the aggregate principal amount of all Alternative Incremental Facility Debt and the aggregate amount of all Designated Local Facilities (as defined in the Collateral Agreement) that constitute Secured Cash Management Obligations (as defined in the Collateral Agreement), shall not exceed the sum of (x) $600,000,000, plus (y) the aggregate principal amount of all voluntary prepayments of Term Loans and voluntary prepayments of Revolving Loans to the extent accompanied by a permanent reduction of the Revolving Commitments (excluding voluntary prepayments of Incremental Term Loans and Revolving Loans and accompanying Revolving Commitment reductions, in each case, to the extent obtained pursuant to clause (z) below), in each case, made prior to the date of the applicable Incremental Extension of Credit) and not funded with the proceeds of Indebtedness, plus (z) an additional amount, so long as, immediately after giving effect to the incurrence of such additional amount (but without giving effect to any amount incurred simultaneously in reliance on clauses (x) or (y) above) and the application of the proceeds therefrom, but without netting the proceeds thereof (and assuming that (A) the full amount of such Incremental Extension of Credit or Alternative Incremental Facility Debt has been funded, (B) all Alternative Incremental Facility Debt and each Designated Local Facility designated as Secured Cash Management Obligations constitutes Total First Lien Indebtedness, regardless of whether it satisfies the terms of the definition thereof and (C) assuming that the full amount of all such Designated Local Facilities have been funded), the First Lien Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter, is equal to or less than 1.10 to 1.00.  Such notice shall set forth (i) the amount and type of the requested Incremental Commitments and (ii) the date on which such Incremental Commitments are requested to become effective (which shall be not less than 10 Business Days or more than 60 days after the date of such notice unless otherwise agreed by the Borrower and the Administrative Agent).  Each Incremental Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent to the extent such approval would otherwise be required pursuant to Section 9.04 and, in the case of an Incremental Revolving Lender, each Issuing Bank to the extent such approval would otherwise be required pursuant to Section 9.04 (which approvals shall not be unreasonably withheld or delayed) and each Incremental Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Incremental Commitment and/or its status as a Lender hereunder.  No Lender shall be obligated to provide any Incremental Extension of Credit, unless it so agrees.

(b)  The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that the Borrower at its election may pay upfront or closing fees with respect to Incremental Revolving Commitments without paying such fees with respect to the other Revolving Commitments.  The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth in the applicable Incremental Facility Agreement with respect to pricing, amortization and maturity, identical to those of the Term Commitments and the Term Loans (and otherwise shall be on terms and subject to conditions reasonably satisfactory to the Administrative Agent); provided that (i) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of any Class of Term Loans, (ii) no Incremental Term Maturity Date shall be earlier than the Latest Maturity Date and (iii) if the Weighted Average Yield relating to any Incremental Term Loans exceeds the Weighted Average Yield relating to the Tranche B Term Loans immediately prior to the effectiveness of the applicable Incremental Facility Agreement by more than 0.50%, then the Applicable Rate relating to the Tranche B Term Loans shall be adjusted so that the Weighted Average Yield relating to such Incremental Term Loans shall not exceed the Weighted Average Yield relating to the Tranche B Term Loans by more than 0.50%; provided, however, that (x) the requirements set forth in this clause (iii) shall not apply to any Incremental Extensions of Credit the effective date of which is more than 12 months after the Closing Date and (y) any increase in the Applicable Rate required pursuant to this clause (iii) resulting from the application of any interest rate “floor” on any Incremental Term Loan will be effected solely through the establishment or increase of an interest rate “floor” on the Tranche B Term Loans.  Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.
(c)  The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by Parent, the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that no Incremental Commitments shall become effective unless (i) on the date of effectiveness thereof, immediately after giving effect to such Incremental Commitments, no Default shall have occurred and be continuing (provided that if the proceeds of the applicable Incremental Extension of Credit are to be used to finance a Limited Condition Acquisition, then the Incremental Lenders providing such Incremental Extension of Credit may agree to customary “limited conditionality” provisions with respect to the condition set forth in this clause (i)), (ii) on the date of effectiveness thereof and after giving effect to the making of Loans and issuance of Letters of Credit thereunder, as applicable, to be made on such date, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects with respect to such prior date (provided that if the proceeds of the applicable Incremental Extension of Credit are to be used to finance a Limited Condition Acquisition, then the condition precedent set forth in this clause (ii) may be limited to (x) customary specified representations and warranties with respect to the Parent, the Borrower and the Subsidiaries and (y) customary specified acquisition agreement representations and warranties with respect to the Person being acquired), (iii) the Borrower shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section, (iv) after giving effect to the applicable Incremental Extensions of Credit and the application of the proceeds therefrom (and assuming that the full amount of such Incremental Extension of Credit shall have been funded as Loans on such date), (x) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, does not exceed the Applicable Total Net Leverage Ratio as of such day and (y) the Cash Interest Expense Coverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, is not less than 3.00 to 1.00 (provided that if the proceeds of the applicable Incremental Commitments are to be used to finance a Limited Condition Acquisition, then the condition precedent set forth in this clause (iv) may be required, at the option of the Borrower, to be satisfied as of the date on which the binding agreement for such Limited Condition Acquisition is entered into, rather than as of the date of effectiveness of such Incremental Extension of Credit) and (v) the Parent and the Borrower shall have delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (i), (ii), (iii) and (iv) above, together with reasonably detailed calculations demonstrating compliance with the immediately preceding clause (iv) and shall have satisfied all such other conditions (if any) as shall be required pursuant to the applicable Incremental Facility Agreement.  Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section.

(d)  Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the aggregate Revolving Commitments shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”.  For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Credit Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Revolving Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.
(e)  On the date of effectiveness of any Incremental Revolving Commitments, if any Revolving Loans are outstanding, the Borrower (i) shall prepay all Revolving Loans then outstanding (including all accrued but unpaid interest thereon) and (ii) may, at its option, fund such prepayment by simultaneously borrowing Revolving Loans in accordance with this Agreement, which Revolving Loans shall be made by the Revolving Lenders ratably in accordance with their respective Applicable Revolving Percentage (calculated after giving effect to such Incremental Revolving Commitments) provided that such prepayment of Revolving Loans pursuant to this paragraph shall not be required if such Incremental Revolving Commitments are effected entirely by ratably increasing the Revolving Commitments of the existing Revolving Lenders.  The payments made pursuant to clause (i) above in respect of each Eurodollar Loan shall be subject to Section 2.16.
(f)  The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.23(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Revolving Percentages of the Revolving Lenders after giving effect thereto and of the prepayments and borrowings required to be made pursuant to Section 2.23(e).

SECTION 2.24.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:
(a)  commitment fees shall cease to accrue on the unused amount of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)  the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;
(c)  if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:
(i)  the LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(d) and 2.05(e)) of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures after giving effect to such reallocation would not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments; provided that no reallocation under this clause (i) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;
(ii)  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;
(iii)  if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)  if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation; and
(v)  if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)  so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.24(c), and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that (i) a Bankruptcy Event or a Bail-In Action with respect to the parent of any Revolving Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank, shall have entered into arrangements with the Parent and the Borrower or the applicable Revolving Lender, satisfactory to such Issuing Bank, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, Parent, the Borrower and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Revolving Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

SECTION 2.25.  Extension of Maturity Date.  (a)  The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (who shall promptly deliver a copy thereof to each of the Lenders of the applicable Class) not less than 30 days prior to the then existing Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders of such Class extend the Existing Maturity Date in accordance with this Section.  Each Maturity Date Extension Request shall (i) specify the applicable Class of Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the then Existing Maturity Date unless such other approvals have been obtained.  In the event that a Maturity Date Extension Request shall have been delivered by the Borrower, each applicable Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender of the applicable Class agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender of the applicable Class not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender).  If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended.  If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (c) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof, (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.  The Borrower, the Administrative Agent and the Consenting Lenders shall enter into an amendment to this Agreement (an “Extension Agreement”) to effect such modifications as may be necessary to reflect the terms of the Maturity Date Extension Request.
(b)  If a Maturity Date Extension Request has become effective hereunder:

(A)  solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, not later than the fifth Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Revolving Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.05(j), such that, after giving effect to such prepayments and such provision of cash collateral, the Aggregate Revolving Credit Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Aggregate Revolving Credit Exposure would exceed the aggregate amount of the Revolving Commitments so extended);
(B)  solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, on the Existing Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Revolving Loans of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments; and
(C)  solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date, the Borrower shall repay all the Loans of such Class of each Declining Lender, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Revolving Lenders.
(c)  The effectiveness of any Extension Agreement shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates of the type delivered on the Closing Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Commitments and Loans of the Consenting Lenders are provided with the benefit of the applicable Loan Documents.

(d)  Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.08(c) or Section 2.18(b) or 2.18(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b); provided that notwithstanding anything to the contrary in this Section 2.25 or otherwise, except with respect to the termination of the Revolving Commitments of Declining Lenders on the Existing Maturity Date applicable thereto and the repayment of outstanding Revolving Loans in connection therewith, each Revolving Borrowing, each repayment or prepayment of each Revolving Borrowing and each reduction of the Revolving Commitments shall be made on a pro rata basis among the Revolving Lenders in accordance with their respective Revolving Commitments, without regard to whether such Lenders are Consenting Lenders or Declining Lenders.
SECTION 2.26.  Refinancing Facilities.  (a)   On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans or Refinancing Revolving Commitments pursuant to a Refinancing Facility Agreement in accordance with this Section 2.26 (each, a “Refinancing Lender”) (provided that the Administrative Agent and each Issuing Bank shall have consented (such consent not to be unreasonably withheld or delayed) to such Refinancing Lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Commitments to the extent such consent, if any, would be required under Section 9.04(b) for an assignment of Loans or Revolving Commitments, as applicable, to such Refinancing Lender), Credit Agreement Refinancing Indebtedness in respect of all or any portion of Term Loans or Revolving Loans (which, for the purposes of this Section, shall include Refinancing Revolving Loans) (or unused Revolving Commitments (which, for purposes of this Section, shall include Refinancing Revolving Commitments)) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Commitments or Refinancing Revolving Loans pursuant to a Refinancing Facility Agreement; provided that notwithstanding anything to the contrary in this Section 2.26 or otherwise, (i) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (ii) below)) of Loans with respect to Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (ii) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments and (iii) assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(b)  The effectiveness of any Refinancing Facility Agreement shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates of the type delivered on the Closing Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.
(c)  Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.26(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (provided that such amount may be less than $10,000,000, and not in an increment of $1,000,000, if such amount is equal to (1) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (2) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Commitments).
(d)  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Facility Agreement, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.26, including any amendments necessary to treat the applicable Loans and/or Commitments established under the Refinancing Facility Agreement as a new Class of Loans and/or Commitments hereunder, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Facility Agreement.
This Section 2.26 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary solely to the extent provided in this Section 2.26.

ARTICLE III

Representations and Warranties
Each of the Parent and the Borrower represents and warrants to the Lenders that:
SECTION 3.01.  Organization; Powers.  Each of the Parent and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.  Authorization; Enforceability.  The Transactions entered or to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is or is to be a party constitutes, or when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Parent, the Borrower and such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except registrations and filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by‑laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent or any Restricted Subsidiary or its assets the violation or breach of which would result in or would reasonably be expected to result in a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by the Parent or any Restricted Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any Restricted Subsidiary, except Liens created under the Loan Documents.
SECTION 3.04.  Financial Condition; No Material Adverse Change.
(a)  The Parent has heretofore furnished to the Lenders (i)the consolidated balance sheet of each of (x) the Parent and (y) the Target as of December 31, 2016, December 31, 2015 and December 31, 2014, and (ii) the statements of income, stockholders equity and cash flows of each of (x) the Parent and (y) the Target (or such relevant predecessor) for December 31, 2016, December 31, 2015 and December 31, 2014, reported, in the case of clauses (i) and (ii) on by Deloitte & Touche LLP, independent public accountants, in the case of the financial statements of the Parent, and KPMG LLP, independent public accountants, in the case of the financial statements of the Target.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)  [Reserved].
(c)  Since December 31, 2016, there has been no material adverse change in the business, assets, operations or financial condition of the Parent and the Restricted Subsidiaries, taken as a whole.
SECTION 3.05.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
(c)  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.06.  Compliance with Laws and Agreements.  Each of the Parent and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.
SECTION 3.07.  Investment Company Status.  Neither the Parent nor any other Loan Party is required to register as an “investment company” as that term is defined in the Investment Company Act of 1940.

SECTION 3.08.  Taxes.  Each of the Parent and the Restricted Subsidiaries has timely filed or caused to be filed all Federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09.  ERISA.  (a)  Each of the Parent and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.
(b)  Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan.  With respect to each Foreign Pension Plan, none of the Parent, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Parent or any Restricted Subsidiary, directly or indirectly, to a tax or civil penalty that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained.  The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.  Disclosure.  None of the reports, financial statements or other information furnished by or on behalf of the Parent or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of the Loan Documents or delivered thereunder, taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or any information concerning future proposed and intended activities of the Parent and the Restricted Subsidiaries, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections and information are forward looking statements which by their nature are subject to significant uncertainties and contingencies, many of which are beyond the Parent’s and the Borrower’s control, and that actual results may differ, perhaps materially, from those expressed or implied in such forward looking statements, and no assurance can be given that the projections will be realized).
SECTION 3.11.  Federal Reserve Regulations.  None of the Parent or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board) or extending credit for the purpose of purchasing or carrying margin stock.  The Borrower will not use the proceeds of the Loans, directly or indirectly, for any purpose that is in violation of any of Regulations T, U and X of the Board.

SECTION 3.12.  Properties.  (a)  Each of the Parent and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and any other Liens permitted under Section 6.02.
(b)  Each of the Parent and its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property material to the business of the Parent and the Restricted Subsidiaries (taken as a whole) as presently conducted, and the use thereof by the Parent and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(c)  As of the Closing Date, no Loan Party has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.  Neither any Mortgaged Property nor any interest therein owned by a Loan Party is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.
SECTION 3.13.  Collateral Matters.  (a)  The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Collateral Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by Section 6.02.
(b)  Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law, and when the Mortgages have been recorded or filed, as applicable, in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, but subject to Liens permitted by Section 6.02.

(c)  Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Copyright Office pursuant to 17 U.S.C. § 205 and the regulations thereunder or with the United States Patent and Trademark Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Copyright Office or the United States Patent and Trademark Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).
(d)  Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted by Section 6.02.
(e)  This Section 3.13 shall not apply during any Collateral Release Period.
SECTION 3.14.  Anti-Corruption Laws and Sanctions.  The Parent has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Parent and its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions, and the Parent and its Subsidiaries and their respective officers and directors and, to the knowledge of the Parent and the Borrower, their respective employees and agents, are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects.  None of (a) the Parent or any Subsidiary, (b) to the knowledge of the Parent or the Borrower, any director, officer or employee of the Parent or any Subsidiary or (c) to the knowledge of the Parent or the Borrower, any agent of the Parent or any Subsidiary that will act in any capacity in connection with or benefit directly from the credit facility established hereby, is a Sanctioned Person or in violation of any applicable Sanctions.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.

SECTION 3.15.  Insurance.  Schedule 3.15 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Parent or any Loan Party as of the Closing Date.  As of the Closing Date, such insurance is in full force and effect and all premiums in respect of such insurance have been paid.  The Parent and the Borrower believe that the insurance maintained by or on behalf of the Parent, the Borrower and the other Restricted Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is adequate.
SECTION 3.16.  Use of Proceeds.  The proceeds of the Tranche A Term Loans and the Tranche B Term Loans, together with the proceeds of the Revolving Loans made on the Closing Date and the proceeds of the New Senior Notes, will be used by the Borrower on the Closing Date solely to pay the Transaction Costs, to consummate the Existing Indebtedness Refinancing, to pay the cash portion of the Merger Consideration (as defined in the Purchase Agreement) and for general corporate purposes.  The proceeds of the Revolving Loans after the Closing Date will be used for general corporate purposes.  Letters of Credit will be issued only to support the operations in the ordinary course of business of the Parent and the Restricted Subsidiaries.
SECTION 3.17.  Solvency.  As of the Closing Date, after giving effect to the Transactions and giving effect to the rights of indemnification, subrogation and contribution under the Collateral Agreement, (a) the sum of the debt and liabilities (subordinated, contingent or otherwise) of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, does not exceed the fair value of the assets (at a fair valuation) of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, (b) the present fair saleable value of the assets (at a fair valuation) of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, is greater than the amount that will be required to pay the probable liabilities of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, on their debts and other liabilities subordinated, contingent or otherwise as they become absolute and matured; (c) the capital of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, is not unreasonably small in relation to the business of the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, as conducted or contemplated as of the date hereof; and (d) the Parent and its Subsidiaries, taken as a whole and on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debt or other liabilities as they become due (whether at maturity or otherwise).  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

ARTICLE IV

Conditions
SECTION 4.01.  Effectiveness.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)  The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) of each of (i) Shearman & Sterling LLP, counsel for the Parent, the Borrower and the Subsidiaries, and (ii) local counsel in each jurisdiction where a Loan Party is organized and the laws of which are not covered by the opinion letter referred to in clause (i) of this paragraph, in each case (A) dated as of the Closing Date and (B) in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests such counsel to deliver such opinions.
(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (g) and (m) of this Section.
(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder, under any other Loan Document or under any other agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and any of the Loan Parties, on the other hand.
(f)  The Collateral Requirement shall have been satisfied, subject to the penultimate paragraph of this Section, and the Administrative Agent, on behalf of the Secured Parties, shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g)  The Transactions shall have been consummated or shall be consummated simultaneously with the initial funding of the Loans on the Closing Date in accordance with applicable law and the Purchase Agreement (without giving effect to any amendments, waivers or consents to the Purchase Agreement that are materially adverse to the Lenders and not approved by the Arrangers).
(h)  Since the date of the Purchase Agreement, there shall not have occurred a Target Material Adverse Effect.
(i)  The Existing Indebtedness Refinancing shall have occurred and the Borrower shall have delivered to the Administrative Agent customary payoff letters or other evidence of repayment reasonably satisfactory to the Administrative Agent with respect to the indebtedness being refinanced including, in the case of the Target Notes, evidence that the trustee under the Target Notes indenture has received substantially simultaneously with the initial Borrowing on the Closing Date all funds required for the redemption or satisfaction and discharge of the Target Notes.  After giving effect to the Transactions and the other transactions contemplated hereby, the Parent and its Subsidiaries shall have outstanding no Indebtedness for borrowed money or preferred stock other than (a) the Loans and Letters of Credit, (b) the Senior Notes and (c) Indebtedness specified on Schedule 6.01 hereto.
(j)  The Administrative Agent shall have received the financial statements, opinions and certificates referred to in Sections 3.04(a) and 3.04(b).
(k)  The Administrative Agent shall have received a certificate from the chief financial officer of the Parent in substantially the form of Exhibit H hereto confirming the solvency of the Parent and its Subsidiaries on a consolidated basis after giving effect to the Transactions.
(l)  The Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations with respect to the Borrower and each Guarantor, including the USA PATRIOT Act, in each case to the extent requested in writing at least ten business days prior to the Closing Date.
(m)  Each of (i) the Specified Representations and (ii) the Specified Purchase Agreement Representations, in each case shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the Closing Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date.

(n)  The Borrower shall have delivered to the Administrative Agent the notice required by Section 2.03.
Notwithstanding the foregoing, to the extent that any security interest in any of the Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the creation of and perfection (including by delivery of stock or other equity certificates, if any) of security interests (x) in the Equity Interests in the Borrower and in any wholly owned material domestic Restricted Subsidiary (in each case, to the extent constituting Collateral), with respect to any direct or indirect subsidiary of the Target prior to the Closing Date, to the extent that such stock or other equity certificates have been timely provided by the equityholders of the Target on or prior to the Closing Date (it being understood that the Borrower shall use its commercially reasonable efforts to cause such certificates to be delivered by the equityholders of the Target on or prior to the Closing Date) and (y) in other assets with respect to which a Lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after the Parent’s and the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Closing Date, but instead shall be required to be provided or delivered in accordance with the provisions of Section 5.14.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
SECTION 4.02.  Each Credit Event.  Except as expressly set forth in Section 2.23(c) and the applicable Incremental Facility Agreement with respect to an Incremental Extension of Credit, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit (other than any extension or renewal of any Letter of Credit without any increase in the stated amount of such Letter of Credit), in each case, after the initial Borrowing on the Closing Date, is subject to receipt of the request therefor in accordance with this Agreement and to the satisfaction of the following conditions:
(a)  The representations and warranties of the Loan Parties set forth in the Loan Documents (except in the case of Revolving Loans made and Letters of Credit issued after the Closing Date, the representation and warranty set forth in Section 3.04(c)) shall be true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (or in all respects, as applicable) with respect to such earlier date).
(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit (except those specified in the parenthetical contained in the introductory paragraph of this Section 4.02), shall be deemed to constitute a representation and warranty by the Parent and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and expenses and other amounts (other than contingent amounts not yet due) payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, or shall have been cash collateralized or back-stopped (in each case, in a manner satisfactory to each applicable Issuing Bank), and all LC Disbursements shall have been reimbursed, the Parent and the Borrower covenant and agree with the Lenders that:
SECTION 5.01.  Financial Statements and Other Information.  The Parent or the Borrower will furnish to the Administrative Agent (and, when furnished, the Administrative Agent will promptly furnish to the Lenders):
(a)  within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any qualification or exception that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity of the Loans or Commitments under this Agreement within one year following the date of such report or any actual or potential inability to satisfy a financial maintenance covenant under this Agreement at such time or on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and accompanied by a narrative report describing the financial position, results of operations and cash flows of the Parent and the consolidated Subsidiaries; provided that it is understood and agreed that the delivery of the Parent’s Form 10‑K and annual report for the applicable fiscal year shall satisfy the requirements of this clause (a);
(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its condensed consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and accompanied by a narrative report describing the financial position, results of operations and cash flows of the Parent and the consolidated Subsidiaries; provided that it is understood and agreed that the delivery of the Parent’s Form 10‑Q for the applicable fiscal quarter shall satisfy the requirements of this clause (b) if such materials contain the information required by this clause (b);

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) (x) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 and Section 6.11 and (y) in the case of financial statements delivered under clause (a) above, of Excess Cash Flow and (iii) stating whether any change in GAAP or in the application thereof affecting the financial statements accompanying such certificate in any material respect has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on such financial statements;
(d)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be; and
(e)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
Any financial statement, report, proxy statement or other material required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been furnished to the Administrative Agent and each Lender on the date that the Parent notifies the Administrative Agent that such financial statement, report, proxy statement or other material is posted on the Securities and Exchange Commission’s website at www.sec.gov or on the Parent’s website at www.aam.com; provided that the Administrative Agent will promptly inform the Lenders of any such notification by the Parent.

In addition, the Parent and the Borrower shall hold quarterly conference calls for the Lenders and the Issuing Banks regarding its financial information for the previous quarter; provided that the Parent’s quarterly earnings call shall satisfy the foregoing requirement in respect of any fiscal quarter if the Lenders and the Issuing Banks are given the opportunity to participate in such quarterly earnings call.  In the event that the Parent ceases to hold quarterly earnings calls or the Lenders and Issuing Banks are not permitted to so participate therein, at the request of the Administrative Agent, the Parent and the Borrower shall hold such quarterly conference calls at a time mutually agreed with the Administrative Agent reasonably promptly following delivery of the financial statements required under Section 5.01(a) or Section 5.01(b), as applicable.  The scheduled time of any quarterly call shall be communicated to the Lenders and the Issuing Banks reasonably in advance thereof which, in the case of Parent’s earnings call, may be communicated in the manner normally provided in respect of such earnings call.
SECTION 5.02.  Notices of Material Events.  The Parent or the Borrower will furnish to the Administrative Agent (and when furnished, the Administrative Agent will promptly furnish to the Lenders) written notice of the following, promptly after any executive officer or Financial Officer of the Parent or the Borrower obtains actual knowledge thereof:
(a)  the occurrence of any Default;
(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Subsidiary that involves a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would result in or would reasonably be expected to result in a Material Adverse Effect; and
(d)  any other development that would result in or would reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.  Existence; Conduct of Business.  The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (ii) neither the Parent nor any of its Restricted Subsidiaries shall be required to preserve any rights, licenses, permits or franchises, if the Parent or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of its business and if the loss thereof would not have and would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.  Payment of Taxes.  The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, pay its Tax liabilities that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent, the Borrower or such other Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
SECTION 5.05.  Maintenance of Properties; Insurance.  The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are reasonable and prudent, as well as such insurance as is required by any Security Document.  With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency as a Special Flood Hazard Area with respect to which flood insurance has been made available under any of the Flood Insurance Laws to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable Flood Insurance Laws, or as otherwise reasonably required by the Collateral Agent.  The Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.06.  Books and Records; Inspection Rights.  The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, keep proper financial books of record and account in which full, true and correct entries are made of all financial dealings and transactions in relation to its business and activities in order to produce its financial statements in accordance with GAAP.  The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and at the applicable Lender’s expense, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (subject to reasonable requirements of confidentiality, including requirements imposed by law or contract).
SECTION 5.07.  Compliance with Laws.  The Parent and the Borrower will, and will cause each of the other Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  The Parent and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Parent, the Borrower, their respective Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions. No Borrowing will be made or Letter of Credit issued, and no proceeds of any Borrowing will be used, (a) for the purpose of funding payments to any officer or employee of a Governmental Authority, Person controlled by a Governmental Authority, political party, official of a political party, candidate for political office or other Person acting in an official capacity, in each case in violation of applicable Anti-Corruption Laws, (b) for the purpose of financing the activities of, or any transaction with, any Sanctioned Person or in any Sanctioned Country, or (c) in any manner that would result in the violation of Sanctions by any party hereto.

SECTION 5.08.  Use of Proceeds and Letters of Credit.  The proceeds of the Tranche A Term Loans and the Tranche B Term Loans, together with the proceeds of the Revolving Loans made on the Closing Date and the proceeds of the New Senior Notes will be used by the Borrower on the Closing Date to pay the Transaction Costs, to consummate the Existing Indebtedness Refinancing, to pay the cash portion of the Merger Consideration (as defined in the Purchase Agreement) and for general corporate purposes.  The proceeds of the Revolving Loans after the Closing Date will be used for general corporate purposes.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.  Letters of Credit will be issued only to support the operations in the ordinary course of business of the Parent and the Restricted Subsidiaries.
SECTION 5.09.  Additional Subsidiary Loan Parties.  If any Subsidiary Loan Party is formed or otherwise acquired after the date hereof or any Subsidiary that is not a Subsidiary Loan Party subsequently becomes a Subsidiary Loan Party (including upon the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary or upon any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary), then, in each case, within 60 days thereafter (which period may be extended by the Administrative Agent in its sole discretion) the Parent or the Borrower shall notify the Administrative Agent thereof and cause such Subsidiary to (i) execute a supplement to the Guarantee Agreement (substantially in the form provided as an annex thereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent) in order to become a Guarantor and (ii) satisfy the Collateral Requirement; provided however that clause (ii) of this Section shall not apply during any Collateral Release Period.
SECTION 5.10.  Information Regarding Collateral.  (a)  The Parent or the Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in the legal name of any Loan Party, as set forth in its organizational documents, (ii) in the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), or (iii) in the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.  The Parent and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been, or simultaneously will be, made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
(b)  The Borrower (i) will furnish to the Collateral Agent and the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (ii) will ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Loan Documents.
(c)  This Section 5.10 shall not apply during any Collateral Release Period.

SECTION 5.11.  Further Assurances.  (a)  Each of the Parent and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the expense of the Loan Parties, and will provide the Administrative Agent with such information regarding the Collateral as the Administrative Agent may reasonably request.
(b)  If any material assets (including any land and buildings or any interest therein having an aggregate book value or purchase price exceeding $40,000,000, other than Excluded Assets) are acquired by any Loan Party after the Closing Date, (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Parent and the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations (in the same manner as Collateral under the Collateral Agreement secures the Secured Obligations) and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to cause the Collateral Requirement to be satisfied with respect to such assets, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.
(c)  This Section 5.11 shall not apply during any Collateral Release Period.
SECTION 5.12.  Maintenance of Ratings.  Each of the Parent and the Borrower will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s and, in the case of the Parent, will use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Parent.

SECTION 5.13.  Designation of Subsidiaries.  The Parent may at any time designate any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would immediately result from such designation and (b) immediately after giving effect to such designation, the Total Net Leverage Ratio, calculated on a Pro Forma Basis, shall not exceed the Applicable Total Net Leverage Ratio.  The Parent may not designate a Restricted Subsidiary as an Unrestricted Subsidiary if, at the time of such designation (and, thereafter, any Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary automatically if) (i) such Restricted Subsidiary or any of its subsidiaries is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any Designated Indebtedness or (ii) such Restricted Subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Parent, the Borrower or any other Subsidiary (other than (x) any subsidiary of such Restricted Subsidiary and (y) any Unrestricted Subsidiary).  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the parent company of such Subsidiary therein under Section 6.04 at the date of designation in an amount equal to the fair market value (as determined by the Parent in good faith) of the net assets of such parent company’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an investment by such Subsidiary in any investments of such Subsidiary, in each case existing at such time.  Prior to any designation made in accordance with this Section 5.13, the Parent shall deliver to the Administrative Agent a certificate of a Financial Officer certifying that the designation satisfies the applicable conditions set forth in this Section 5.13, including reasonably detailed calculations demonstrating compliance with clause (b) above.
SECTION 5.14.  Post-Closing Matters.  Each of the Parent and the Borrower will, and will cause each Subsidiary Loan Party to, deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, each of the items described on Schedule 5.14 hereof on or before the dates specified with respect to such items on Schedule 5.14 (or, in each case, such later date as may be agreed to by Administrative Agent in its sole discretion).

ARTICLE VI

Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and expenses and other amounts (other than contingent amounts not yet due) payable hereunder have been paid in full and all Letters of Credit have expired or terminated, or shall have been cash collateralized or back-stopped (in each case, in a manner satisfactory to each applicable Issuing Bank), and all LC Disbursements shall have been reimbursed, the Parent and the Borrower covenant and agree with the Lenders that:

SECTION 6.01.  Indebtedness; Disqualified Equity Interests.  (a) The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, including pursuant to any Guarantee of Indebtedness of the Parent or another Restricted Subsidiary, except:
(i)  Indebtedness owing to the Parent or another Restricted Subsidiary; provided that (x) such Indebtedness is otherwise permitted under Section 6.04 and (y) if such Indebtedness is owed by a Loan Party to a non-Loan Party, such Indebtedness is subordinated to the Indebtedness under the Loan Documents and pledged to the Collateral Agent;
(ii)  Guarantees of Indebtedness of the Parent or a Restricted Subsidiary, if also permitted by Section 6.04;
(iii)  Indebtedness under the Loan Documents;
(iv)  (A) the Existing Senior Notes outstanding on the Closing Date, the New Senior Notes issued on the Closing Date, and any Permitted Refinancing Indebtedness incurred to refinance any such Indebtedness (it being understood and agreed that, for purposes of this Section, any Indebtedness that is incurred for the purpose of repurchasing or redeeming any Senior Notes (or any Permitted Refinancing Indebtedness in respect thereof) shall, if otherwise meeting the requirements set forth above and in the definition of the term “Permitted Refinancing Indebtedness”, be deemed to be Permitted Refinancing Indebtedness in respect of the Senior Notes (or such Permitted Refinancing Indebtedness), and shall be permitted to be incurred and be in existence, notwithstanding that the proceeds of such Permitted Refinancing Indebtedness shall not be applied to make such repurchase or redemption of the Senior Notes (or such Permitted Refinancing Indebtedness) immediately upon the incurrence thereof, if the proceeds of such Permitted Refinancing Indebtedness are retained and applied to repay the Senior Notes or such Permitted Refinancing Indebtedness in accordance with Section 6.02(n) and (B) other Indebtedness existing as of the Closing Date and set forth on Schedule 6.01 hereto and any Permitted Refinancing Indebtedness incurred to refinance any such Indebtedness;
(v)  (A) Indebtedness of the Parent or any Restricted Subsidiary incurred to finance the acquisition, construction, lease or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Parent or any Restricted Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 360 days after such acquisition or lease or the completion of such construction or improvement, and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to clause (A) above; provided further that the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (v) shall not exceed the greater of (x) $250,000,000 and (y) 3.25% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence;

(vi)  (A) Indebtedness of any Person (other than an Unrestricted Subsidiary) that becomes a Restricted Subsidiary (or of any Person (other than an Unrestricted Subsidiary) not previously a Restricted Subsidiary that is merged or consolidated with or into the Parent or a Restricted Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person (other than an Unrestricted Subsidiary) that is assumed by the Parent or any Restricted Subsidiary in connection with an acquisition of assets by the Parent or such Restricted Subsidiary in a Permitted Acquisition; provided that (x) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired and (y) immediately after giving effect to the assumption of such Indebtedness, the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, does not exceed the Applicable Total Net Leverage Ratio as of such day and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above;
(vii)  other Indebtedness of any Foreign Subsidiary; provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) (other than Indebtedness owing by a Foreign Subsidiary to another Foreign Subsidiary) shall not exceed the greater of (x) $600,000,000 and (y) 7.75% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence;
(viii)  (A) Alternative Incremental Facility Debt; provided that (x) the aggregate principal amount of Alternative Incremental Facility Debt shall not exceed the amount permitted to be incurred under Section 2.23(a), (y) at the time of and after giving effect to the incurrence thereof, no Default shall have occurred and be continuing (provided that if the proceeds of such Alternative Incremental Facility Debt are to be used to finance a Limited Condition Acquisition, then the condition set forth in this clause (y) shall be limited to the Defaults set forth in clauses (a), (b), (i) and (j) of Article VII; provided that no Default shall have occurred and be continuing on the date on which the binding agreement for such Limited Condition Acquisition is entered into),and (z) after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, (1) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, does not exceed the Applicable Total Net Leverage Ratio as of such day and (2) the Cash Interest Expense Coverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, is not less than 3.00 to 1.00 (provided that if the proceeds of such Alternative Incremental Facility Debt are to be used to finance a Limited Condition Acquisition, then the condition precedent set forth in this clause (z) may be required, at the option of the Borrower, to be satisfied as of the date on which the binding agreement for such Limited Condition Acquisition is entered into, rather than on the date of the incurrence of such Alternative Incremental Facility Debt) and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above; provided further that such Indebtedness shall not be permitted during a Collateral Release Period unless such Indebtedness is unsecured;

(ix)  Receivables Financing Debt attributable to any Permitted Receivables Financing; provided that the aggregate principal amount of Indebtedness permitted by this clause shall not exceed the sum of (A) the greater of (x) $250,000,000 and (y) 3.25% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date such Indebtedness is incurred plus (B) solely in respect of Receivables Financing Debt of Foreign Subsidiaries, $100,000,000;
(x)  (A) Credit Agreement Refinancing Indebtedness; provided that the Net Cash Proceeds from such Indebtedness are applied to repay Loans outstanding hereunder and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clause (A) above; provided further that Credit Agreement Refinancing Indebtedness shall not be permitted during a Collateral Release Period unless such Credit Agreement Refinancing Indebtedness is unsecured;
(xi)  Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
(xii)  Indebtedness owed to any Person (including obligations in respect of letters of credit, bank guarantees and similar instruments for the benefit of such Person) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;
(xiii)  Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds; provided that such Indebtedness shall be repaid in full within five Business Days of the incurrence thereof;
(xiv)  Indebtedness of the Parent or any Restricted Subsidiary in the form of purchase price adjustments, earnouts, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other investment permitted under Section 6.04;
(xv)  Ratio Debt; and

(xvi)  other Indebtedness not to exceed the greater of (x) $200,000,000 and (y) 2.5% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence.
(b)  Notwithstanding anything to the contrary contained herein, the aggregate outstanding principal amount of Indebtedness incurred pursuant to clauses (v) and (ix) of Section 6.01(a), together with the aggregate outstanding principal amount of all Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties (other than any such Indebtedness owing to the Parent or any of the Restricted Subsidiaries) and the aggregate outstanding principal amount of Indebtedness that is secured by a Lien that has priority over the Liens created under the Loan Documents shall not exceed the greater of (i) $1,000,000,000 and (y) 13.0% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent.
SECTION 6.02.  Liens.  The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)  Liens created under the Loan Documents;
(b)  Permitted Encumbrances;
(c)  any Lien on any property or asset of the Parent or any Restricted Subsidiary existing on the Closing Date (other than Liens of the type permitted under clause (g) of this Section) and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)  any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary (other than an Unrestricted Subsidiary) prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Restricted Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) if such Lien secures Indebtedness, such Indebtedness is permitted by Section 6.01(a)(vi);

(e)  Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 360 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby is permitted by Section 6.01(a)(v) and does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such Liens shall not apply to any other property or assets of the Parent or any Subsidiary (other than to accessions to such fixed or capital assets and provided that individual financings of equipment provided by a single lender may be cross‑collateralized to other financings of equipment provided solely by such lender);
(f)  any (i) Lien on any property or asset of any Foreign Subsidiary in an aggregate amount at any time outstanding not exceeding the greater of (1) $600,000,000 and (2) 7.75% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent and (ii) other Lien on any property or asset of any Foreign Subsidiary; provided that (A) in respect of this sub-clause (ii), such Lien secures Indebtedness or other obligations of such Foreign Subsidiary that is not Guaranteed by any Loan Party and (B) with respect to Indebtedness such Indebtedness is permitted by Section 6.01;
(g)  Liens comprising easements, rights of way or other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or do not materially interfere with the ordinary conduct of business of the Parent or any Restricted Subsidiary;
(h)  assignments and sales of Receivables and Related Security pursuant to a Permitted Receivables Financing and Liens arising pursuant to a Permitted Receivables Financing on Receivables and Related Security sold or financed in connection with such Permitted Receivables Financing; provided that the related Receivables Financing Debt is permitted by Section 6.01;
(i)  any Lien not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby does not exceed the greater of (x) $100,000,000 and (y) 1.25% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent; provided that any such Lien shall not attach to Restricted Property and, if any such Lien attaches to Collateral, such Lien shall be junior to the Liens granted pursuant to the Loan Documents;

(j)  any purchase option, call or similar right of a third party that owns Equity Interests in a NWO Subsidiary with respect to any Equity Interests in such NWO Subsidiary that are customary among parties to a joint venture;
(k)  Liens on the Collateral securing any Permitted Pari Passu Refinancing Debt, Permitted Junior Lien Refinancing Debt or Alternative Incremental Facility Debt and any Permitted Refinancing Indebtedness in respect of the foregoing; provided that such Liens attach only to the Collateral and are subject to an Intercreditor Agreement; provided further that such Liens shall not be permitted during a Collateral Release Period;
(l)  Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture;
(m)  Liens securing Swap Agreements and submitted for clearing in accordance with applicable law and set-off and early termination rights under Swap Agreements; and
(n)  Liens on cash and Permitted Investments that are earmarked, set aside or deposited into segregated accounts to be used to satisfy or discharge Indebtedness; provided (i) such cash and/or Permitted Investments are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (ii) such Liens extend solely to the account in which such cash and/or Permitted Investments are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, (iii) the satisfaction or discharge of such Indebtedness is permitted hereunder and (iv) such satisfaction or discharge is consummated within a reasonable period after the incurrence of such Lien or within the time period required or permitted under the applicable Indebtedness.
Notwithstanding anything to the contrary contained herein, the aggregate outstanding principal amount of Indebtedness incurred pursuant to clauses (v) and (ix) of Section 6.01(a), together with the aggregate outstanding principal amount of all Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties (other than any such Indebtedness owing to the Parent or any of the Restricted Subsidiaries) and the aggregate outstanding principal amount of Indebtedness that is secured by a Lien that has priority over the Liens created under the Loan Documents shall not exceed the greater of (i) $1,000,000,000 and (y) 13.0% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent.

SECTION 6.03.  Fundamental Changes.  (a)  The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Parent and the Restricted Subsidiaries, taken as a whole, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (1) (i) any Person (other than the Borrower) may merge into the Parent in a transaction in which the Parent is the surviving corporation, (ii) any Person may merge into any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if a Loan Party is a party to such merger, then the surviving entity is a Loan Party, (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of its assets to another Restricted Subsidiary, (iv) any Restricted Subsidiary (other than the Borrower or a Guarantor (except, in the case of a Guarantor, to the extent otherwise permitted hereunder)) may liquidate, wind up or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (v) any Permitted Reorganization shall be permitted; provided that any such merger involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and (2) any Restricted Subsidiary of the Parent may be merged or consolidated with and into the Borrower or any other Restricted Subsidiary if also permitted by Section 6.04, or all or any part of its business, property or assets may be conveyed, leased, transferred or otherwise disposed of in one transaction or series of transactions to the Borrower; provided that (i) in the case of any such merger or consolidation with or into the Borrower, (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (x) the Successor Borrower shall be an entity organized or existing under the law of the United States, any state thereof or the District of Columbia and prior to the completion of such reorganization the Administrative Agent shall have received all information reasonably requested by the Lenders with respect to such Successor Borrower as is required by the USA PATRIOT Act or other applicable “know your customer” laws and regulations, (y) the Successor Borrower shall expressly assume the obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger or consolidation, shall have executed and delivered a customary reaffirmation agreement with respect to its obligations under the Collateral Agreement and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (x) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents.
(b)  The Parent will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any line of business other than lines of business conducted by the Parent and its Restricted Subsidiaries on the Closing Date and lines of business reasonably related or incidental thereto.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Parent and Borrower will not, and will not permit any of the other Restricted Subsidiaries (other than a Receivables Subsidiary) to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:
(a)  cash and Permitted Investments;
(b)  Investments existing on the Closing Date and set forth on Schedule 6.04A plus (x) any additional Investments in the Persons identified on such Schedule that, as of April 6, 2017, are required by contract or law to be made after the Closing Date and (y) other Investments that may be required to be made in such Persons after April 6, 2017 either by contract or law; provided that the aggregate amount of Investments permitted by clauses (x) and (y) shall not exceed $50,000,000;
(c)  Investments by the Parent, the Borrower and the other Restricted Subsidiaries in Equity Interests in their respective Restricted Subsidiaries, and by any Foreign Subsidiary in Equity Interests in any other Foreign Subsidiary; provided that (i) the Restricted Subsidiary in which such Investment is made is a Restricted Subsidiary before such Investment is made, or such Investment is made in connection with the formation of such Restricted Subsidiary and (ii) the aggregate amount of Investments (other than Excluded Guarantees) by Loan Parties in Restricted Subsidiaries that are not Loan Parties (excluding, without duplication, all such Investments existing on the Closing Date) outstanding at any time (disregarding any write-down or write-off of any such Investment) shall not exceed the greater of (x) $300,000,000 and (y) 4.0% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent prior to the date of incurrence;
(d)  loans or advances made by the Parent to any Restricted Subsidiary and made by any Restricted Subsidiary to the Parent or any other Restricted Subsidiary; provided that the amount of such loans and advances made by Loan Parties pursuant to this clause (d) to Restricted Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;
(e)  Guarantees by the Parent of obligations of any Restricted Subsidiary and Guarantees by any Restricted Subsidiary of obligations of the Parent or any other Restricted Subsidiary; provided that (i) a Restricted Subsidiary that is not a Loan Party shall not Guarantee any obligations of any Loan Party and (ii) the aggregate amount of Indebtedness and other obligations of Restricted Subsidiaries that are not Loan Parties that is guaranteed by any Loan Party pursuant to this clause (e) shall be subject to the limitation set forth in clause (c) above;

(f)  (i) loans and advances to officers, directors, employees or consultants in the ordinary course of business of the Parent and the Restricted Subsidiaries as presently conducted in an aggregate amount not to exceed $10,000,000 at any time outstanding (disregarding any write-down or write-off thereof) and (ii) payments (including, for the avoidance of doubt, premiums, contributions, and payments or charges related to annuitization) payable by the Parent or any Restricted Subsidiary associated with the pre-funding and termination of pension plans;
(g)  Permitted Acquisitions;
(h)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(i)  Investments described on Schedule 6.04B;
(j)  Investments made amongst and between Foreign Subsidiaries;
(k)  promissory notes and other non-cash consideration received in connection with dispositions of assets;
(l)  (i) Permitted Joint Ventures, (ii) Investments in other joint ventures in an aggregate amount not to exceed at any time outstanding the greater of (x) $50,000,000 and (y) 0.65% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent and (iii) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed at any time outstanding the greater of (x) $50,000,000 and (y) 0.65% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent;
(m)  Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;
(n)  Investments made in order to effect a Permitted Reorganization; and
(o)  (i) other Investments not to exceed in the aggregate at any time outstanding $150,000,000 and (ii) other Investments; provided that at the time any such Investment is made pursuant to this clause (ii), and immediately after giving effect thereto, (A) no Event of Default shall have occurred and be continuing and (B) the aggregate amount of all such Investments outstanding at any time (disregarding any write-down or write-off thereof) shall not exceed the sum of (x) $200,000,000 and (y) the Available Amount (other than the Starter Available Amount); and

(p)  Investments in an amount not to exceed the Starter Available Amount;
(q)  To the extent constituting an Investment, Indebtedness permitted under Section 6.01, Liens permitted by Section 6.02, Restricted Payments permitted by Section 6.07 and mergers, consolidations, amalgamations, liquidations, winding up, dissolutions or dispositions permitted by Section 6.03 and Section 6.09, provided that no Investment may be made solely pursuant to or in reliance on this Section 6.04(q); and
(r)  other Investments not otherwise permitted by this Section so long as at the time any such Investment is made and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, does not exceed 2.50 to 1.00.
SECTION 6.05.  Transactions with Affiliates.  The Parent and the Borrower will not, and will not permit any of the other Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Parent, the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate or between or among Foreign Subsidiaries not involving any other Affiliate, (c) transactions between a Loan Party and a Foreign Subsidiary, provided that, to the extent that such transaction is not in the ordinary course of business and is at prices and on terms less favorable to such Loan Party than could be obtained on an arm’s length basis from an unrelated third party, the excess value conferred by such Loan Party on such Foreign Subsidiary as a result thereof shall be treated as an investment in such Foreign Subsidiary for purposes of determining compliance with Section 6.04, (d) advances to employees permitted by Section 6.04, (e) any Restricted Payments permitted by Section 6.07, (f) fees, compensation and other benefits paid to, and customary indemnity and reimbursement provided on behalf of, officers, directors and employees of any Loan Party in the ordinary course of business, (g) any employment agreement entered into by the Parent or any of the Restricted Subsidiaries in the ordinary course of business, (h) any Permitted Receivables Financing, (i) transactions and agreements in existence on the Closing Date and listed on Schedule 6.05 and, in each case, any amendment thereto that is not disadvantageous to the Lenders in any material respect, (j) transactions described in Schedule 6.04B, (k) transactions among the Parent, any Loan Party and any of the Restricted Subsidiaries permitted by Section 6.03(a) (other than clause (iii) thereof, except transactions solely between Loan Parties or solely between Foreign Subsidiaries or solely between non-Loan Party Restricted Subsidiaries), (l) any Permitted Reorganization, (m) the consummation of the Transactions and (n) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable.

SECTION 6.06.  Restrictive Agreements.  The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary (other than a Receivables Subsidiary) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts (a) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure any of the Secured Obligations or any refinancing or replacement thereof, or (b) the ability of any Restricted Subsidiary (other than the Borrower) to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent or any other Loan Party or to Guarantee Indebtedness of the Parent or any other Loan Party; provided, that (i) the foregoing shall not apply to restrictions imposed by law or any Loan Document, (ii) the foregoing shall not apply to restrictions existing on the Closing Date in the Existing Senior Notes Indentures or the New Senior Notes Indenture, Indebtedness identified on Schedule 6.01 or identified on Schedule 6.06 or to any extension or renewal thereof, or any amendment or modification thereto that does not expand the scope of any such restriction, (iii) the foregoing shall not apply to customary restrictions contained in agreements relating to the sale of a Restricted Subsidiary or of any assets of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or assets that are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions imposed by any agreement relating to (A) secured Indebtedness permitted by this Agreement if such restrictions apply only to the property or assets securing such Indebtedness or (B) Receivables sold pursuant to any Permitted Receivables Financing, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to restrictions on asset transfers and dividends by any Foreign Subsidiary that are imposed by the terms of any local financing for such Foreign Subsidiary, including government incentives and grants, (vii) the foregoing shall not apply to restrictions and conditions imposed by the definitive documentation in respect of any Alternative Incremental Facility Debt or Credit Agreement Refinancing Indebtedness; provided that such restrictions and conditions, taken as a whole, are no more restrictive in any material respect than the restrictions and conditions under the Loan Documents, taken as a whole (as determined in good faith by the Borrower), (viii) the foregoing shall not apply to restrictions on cash, other deposits or net worth or similar restrictions imposed by Persons under contracts entered into in the ordinary course of business and not supporting Indebtedness for whose benefit such cash, other deposits or net worth or similar restrictions exist and (ix) the foregoing shall not apply to restrictions imposed by any amendment, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (viii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect under such agreements prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing thereof.

SECTION 6.07.  Restricted Payments; Certain Payments of Indebtedness.  (a)  Neither the Parent nor the Borrower will, nor will they permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(i)  the Parent may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests permitted hereunder;
(ii)  any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, ratably to the holders of such Equity Interests;
(iii)  the Parent may repurchase its Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(iv)  the Parent may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Parent,
(v)  the Parent or the Borrower may, in the ordinary course of business, repurchase, retire or otherwise acquire for value Equity Interests (including any restricted stock or restricted stock units) held by any present, future or former employee, director, officer or consultant (or any Affiliate, spouse, former spouse, other immediate family member, successor, executor, administrator, heir, legatee or distributee of any of the foregoing) of the Parent or any of its Restricted Subsidiaries pursuant to any employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of the Parent or any Restricted Subsidiary;
(vi)  the Borrower may make Restricted Payments to the Parent the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers;
(vii)  the Parent may make other Restricted Payments in cash if at the time thereof and after giving effect thereto (A) no Event of Default shall have occurred and be continuing and (B) the aggregate amount of all such Restricted Payments, together with the aggregate amount of repayments, repurchases and redemptions of Junior Debt pursuant to Section 6.07(b)(iii), shall not exceed the sum of (x) $200,000,000, and (y) the Available Amount (excluding the Starter Available Amount);

(viii)  the Parent may make Restricted Payments in an amount not to exceed the Starter Available Amount; and
(ix)  the Parent may make other Restricted Payments in cash (A) in an aggregate amount not to exceed $25,000,000 for any fiscal year of the Parent (and any unused amounts in any fiscal year may be carried over solely to the immediately succeeding fiscal year (it being understood that such amount may not be subsequently carried over to further succeeding fiscal years)) and (B) so long as at the time thereof and after giving effect thereto (1) no Default shall have occurred and be continuing and (2) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, shall not exceed 1.75 to 1.00.
(b)  Neither the Parent nor the Borrower will, nor will they permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any voluntary payment or other distribution (whether in cash, securities or other property) of or in respect of any Indebtedness that is subordinated in right of payment to the Secured Obligations or that is secured by a Lien on the Collateral that is junior to the Liens on the Collateral securing the Secured Obligations (any such Indebtedness, “Junior Debt”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the repayment, repurchase, redemption, retirement, acquisition, cancellation or termination of any Junior Debt, except:
(i)  any refinancing of Junior Debt with Permitted Refinancing Indebtedness;
(ii)  regularly scheduled payments of principal or interest;
(iii)  any repayment, repurchase or redemption of any Junior Debt in an amount, together with the aggregate amount of Restricted Payments made pursuant to Section 6.07(a)(iii), not to exceed the sum of (A) $200,000,000, and (B) the Available Amount (excluding the Starter Available Amount); provided that at the time thereof and after giving effect thereto, (x) no Event of Default shall have occurred and be continuing;
(iv)  any repayment, repurchase or redemption of any Junior Debt in an amount not to exceed the Starter Available Amount; and
(v)  any repayment, repurchase or redemption of any Junior Debt; provided that at the time thereof and after giving effect thereto, (x) no Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Parent, shall not exceed 1.75 to 1.00.
SECTION 6.08.  Amendment of Material Documents.  Neither the Parent nor the Borrower will, nor will they permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any agreements or instruments governing or evidencing any Alternative Incremental Facility Debt, any Credit Agreement Refinancing Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing in a manner that would be inconsistent in any material respect with the requirements set forth in the definitions of such terms.

SECTION 6.09.  Asset Sales.  Neither the Parent nor the Borrower will, nor will they permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Parent or the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Restricted Subsidiary in compliance with Section 6.04(d)), except:
(a)  sales, transfers, leases and other dispositions of (i) inventory, goods held for sale and other assets and licenses or leases of intellectual property (including on an intercompany basis), (ii) surplus, obsolete or worn out equipment or other property, or property no longer useful in the conduct of the business of the Parent and its Restricted Subsidiaries or otherwise economically impracticable to maintain, whether now owned or hereafter acquired and (iii) cash and Permitted Investments, in each case in the ordinary course of business;
(b)  sales, transfers, leases and other dispositions (i) to the Parent or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Sections 6.04 and 6.05 and (ii) of Equity Interest or Indebtedness of Unrestricted Subsidiaries;
(c)  sales, transfers and other dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;
(d)  the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;
(e)  assignments and sales of Receivables and Related Security pursuant to a Permitted Receivables Financing;
(f)  dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of the Parent or any Restricted Subsidiary;
(g)  any substantially concurrent exchange of assets of comparable value to be used in a Related Business;
(h)  the creation of a Lien permitted by Section 6.02 (but not the sale or other disposition of the property subject to such Lien);

(i)  to the extent constituting a disposition of assets by the Parent or any of the Restricted Subsidiaries, Investments permitted by Section 6.04 (other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold);
(j)  dispositions in connection with the Transactions;
(k)  other sales, transfers, leases and other dispositions of assets (other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold) that are not permitted by any other clause of this Section; provided that no Default shall have occurred and be continuing or would result therefrom;
(l)  the disposition of non-core or non-strategic assets acquired in connection with (x) the Acquisition and (y) a Permitted Acquisition or similar investment; provided that (i) to the extent required by Section 2.11, such Net Cash Proceeds from any such sale are reinvested or applied in prepayment of the Loans, (ii) immediately after giving effect thereto, no Event of Default would exist and (iii) the fair market value of such non-core or non-strategic assets so disposed pursuant to this clause (y) shall not exceed 25% of the purchase price paid for all such assets acquired in such Permitted Acquisition;
(m)  sales, transfers, leases and other dispositions in order to consummate a Permitted Reorganization; provided that any assets of the Parent or a Restricted Subsidiary so sold, transferred, leased or otherwise disposed of shall, following such transaction, remain assets of the Parent or any other Restricted Subsidiary; provided that intermediate sales, transfers, leases or other dispositions may be made by the Parent or any Restricted Subsidiary to an Unrestricted Subsidiary on a temporary basis (and in any event for a period not in excess of 20 days) in order to effect a Permitted Reorganization so long as such assets are further sold or otherwise transferred to the Parent or a Restricted Subsidiary.
(n)  any merger, consolidation, disposition or conveyance, the sole purpose and effect of which is to reincorporate or reorganize (i) any Restricted Subsidiary (other than a Foreign Subsidiary) in another jurisdiction in the United States or any state thereof or (ii) any Foreign Subsidiary in the United States or any state thereof or any other jurisdiction; provided that any Loan Party involved in such transaction does not become an Excluded Subsidiary as a result of such transaction and any Restricted Subsidiary does not become an Unrestricted Subsidiary as a result of such transaction unless the designation of such Restricted Subsidiary as an Unrestricted Subsidiary is permitted under Section 5.13 at such time; and
(o)  other Asset Dispositions involving assets having a fair market value (as reasonably determined by the Borrower at the time of the relevant disposition) in the aggregate of not more than the greater of $50,000,000 and 0.65% of Consolidated Total Assets;

provided that (x) all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)(i)) shall be made for fair value and (y) all sales, transfers, leases and other dispositions permitted by clause (k) shall be for at least 75% cash consideration payable at the time of such sale, transfer or other disposition; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 Business Days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on the Parent’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Secured Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of the greater of (x) $50,000,000 and (y) 0.65% of Total Assets as of the last day of the most recently ended fiscal quarter of the Parent at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.
SECTION 6.10.  Total Net Leverage Ratio.  For the benefit of the Revolving Lenders, the Issuing Banks and the Tranche A Term Lenders only (and the Administrative Agent on their behalf), the Parent will not permit the Total Net Leverage Ratio as of the end of any fiscal quarter to exceed the ratio set forth below with respect to such fiscal quarter:

Fiscal Quarter End Date	Total Net Leverage Ratio
April 6, 2017, through June 30, 2018	4.25 to 1.00
July 1, 2018, through June 30, 2019	4.00 to 1.00
July 1, 2019, through June 30, 2020	3.75 to 1.00
July 1, 2020, and thereafter	3.50 to 1.00

SECTION 6.11.  Cash Interest Expense Coverage Ratio.  For the benefit of the Revolving Lenders, the Issuing Banks and the Tranche A Term Lenders only (and the Administrative Agent on their behalf), the Parent will not permit the Cash Interest Expense Coverage Ratio for any period of four consecutive fiscal quarters to be less than 3.00 to 1.00.

SECTION 6.12.  Lien Basket Amount.  The Parent and the Borrower will not, and will not permit any other Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness secured by a Lien (other than the Secured Obligations and, subject to the applicable Intercreditor Agreement, any Alternative Incremental Facility Debt or Credit Agreement Refinancing Indebtedness or any Permitted Refinancing Indebtedness in respect of the foregoing) on any Restricted Property that would utilize any of the Lien Basket Amount under the Existing Senior Notes Indentures and the New Senior Notes Indenture (that permits Liens on Restricted Property without equally and ratably securing the Existing Senior Notes and the New Senior Notes).

ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)  the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)  any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate or financial statement furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)  (i) the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in clause (a) of Section 5.02 or in  Section 5.03 (with respect to the existence of the Parent or the Borrower) or 5.08 or in Article VI (other than Section 6.05, Section 6.10 or Section 6.11) or (ii) the Parent shall fail to observe or perform any covenant, condition or agreement contained in Section 6.10 or Section 6.11; provided that any failure to observe or perform any covenant set forth in Section 6.10 or Section 6.11 shall not constitute an Event of Default with respect to the Tranche B Term Loans unless and until the Revolving Commitments have been terminated and the Revolving Loans (if any) and the Tranche A Term Loans have been accelerated;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)  the Parent or any Restricted Subsidiary shall fail to make any payment of principal, interest or premium (regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable, and such failure shall continue after the expiration of the grace period (if any) for such failure specified in the agreement or instrument governing such Material Indebtedness;
(g)  [INTENTIONALLY OMITTED];
(h)  the Parent or any Restricted Subsidiary shall fail to observe or perform any term, covenant, condition or agreement (other than the failure to pay principal, interest or premiums) contained in any agreement or instrument evidencing or governing any Material Indebtedness or any other event or condition occurs, and such failure, event or condition shall continue after the expiration of the grace period (if any) for such failure specified in the agreement or instrument governing such Material Indebtedness, if such failure, event or condition enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(i)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of the Parent or any Restricted Subsidiary (other than any Specified Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Restricted Subsidiary (other than any Specified Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(j)  the Parent or any Restricted Subsidiary (other than any Specified Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Restricted Subsidiary (other than any Specified Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)  the Parent or any Restricted Subsidiary (other than any Specified Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(l)  one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent such amount is not either (i) covered by insurance and the applicable insurer has acknowledged liability or has been notified and is not disputing coverage or (ii) required to be indemnified by another Person that is reasonably likely to be able to satisfy its indemnity obligation (other than the Parent or a Restricted Subsidiary) and such Person has acknowledged such obligation or has been notified and is not disputing such obligation) shall be rendered against the Parent, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged and unsatisfied for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Restricted Subsidiary to enforce any such judgment;
(m)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(n)  (x) this Agreement or the Guarantee shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release therefor in accordance with the terms thereof or (y) except during a Collateral Release Period, any Lien on any material portion of the Collateral purported to be created under the Security Documents shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement, (iii) as a result of the Collateral Agent’s failure to take any action required in order to create or perfect any such Lien following notice from the Borrower that such action is required or (iv) as a result of the Collateral Agent’s release of any such Lien that it is not authorized to release pursuant to the Loan Documents; or
(o)  a Change in Control shall occur;

then, and in every such event (other than (x) an event with respect to the Parent or the Borrower described in clause (i) or (j) of this Article and (y) an event described in clause (d)(ii) of this Article unless the conditions set forth in the proviso thereto have been satisfied), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Parent or the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event described in clause (d)(ii) of this Article, the Administrative Agent shall, at the request of the Majority Pro Rata Lenders, by notice to the Borrower, take either or both of the following actions, at the same at the same or different times:  (1) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (2) declare the Revolving Loans and the Tranche A Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans and the Tranche A Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Bank.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents and its duties hereunder and under any other Loan Document shall be administrative in nature.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or implied obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and nonappealable judgment).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory or sender thereof).  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory or sender thereof), and shall not incur any liability for relying thereon and may act upon any such statement prior to receipt of written confirmation thereof.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment, renewal or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance to the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, and having a combined capital and surplus of at least $500,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.   After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 (and any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document) shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, the Guarantee Agreement, the Security Documents, any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
The parties hereto acknowledge that the Arrangers (in their capacity as such) do not have any duties or responsibilities under any of the Loan Documents and will not be subject to liability thereunder to any of the Loan Parties for any reason.
Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof.  In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.
The Lenders hereby authorize the Administrative Agent and Collateral Agent to enter into any Intercreditor Agreement and acknowledge that they will be bound thereby.
The Collateral Agent shall be entitled to the benefits of this Article on the same basis as if named herein as the Administrative Agent, and also shall be entitled to the exculpatory provisions and rights set forth in the Collateral Agreement and other Security Documents.  The rights of the Collateral Agent under the Loan Documents may not be amended or modified in a manner adverse to the Collateral Agent without its prior written consent.
Each Secured Party hereby authorizes the Collateral Agent and the Administrative Agent to take any and all actions permitted or not prohibited by the Loan Documents in connection with any release of the Liens on any portion of the Collateral or the release of any Guarantor in accordance with and pursuant to the Loan Documents.

In furtherance of the foregoing and not in limitation thereof, no Swap Agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document.  By accepting the benefits of the Collateral, each Secured Party that is a party to any such Swap Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e).
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle  and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.  Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous
SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(A)  if to the Parent or the Borrower, to it at One Dauch Drive, Detroit, Michigan 48211, Attention of the Chief Financial Officer (Facsimile No. 313‑758‑3936) with a copy to the Treasurer (Facsimile No. 313‑758‑3936) and the General Counsel (Facsimile No. 313‑758‑3897);
(B)  if to the Administrative Agent or Collateral Agent, to JPMorgan Chase Bank, N.A., L500 Stanton Christiana Road, NCC5 / 1st Floor, Newark, DE 19713, Attention: Loan & Agency Services Group (Facsimile No.: 302-634-1890; E-mail: nicole.c.reilly@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue - 24th Floor, NY 10179, Attention of Richard Duker (Facsimile No. 212-270-5100) and for Alternative Currency Borrowings, to J.P. Morgan Europe Limited, 24 Bank Street, Canary Wharf, London E14 5JP, United Kingdom (Facsimile No. +44 207 777 2360, E-mail: loan_and_agency_london@jpmorgan.com; Attention of the Manager);
(C)  if to JPMorgan Chase Bank, N.A. in its capacity as Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10420 Highland Manor Drive, 4th Floor, Tampa, FL 33610, Attention: Standby LC Unit (Facsimile No. 856-294-5267; E-mail: gts.ib.standby@jpmchase.com), with a copy to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5/ 1st Floor, Newark, DE 19713, Attention: Loan & Agency Services Group (Facsimile No.: 302-634-1890, E-mail: nicole.c.reilly@jpmorgan.com); and
(D)  if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire or, in the case of any Issuing Bank, otherwise most recently specified by it in a written notice delivered to the Administrative Agent, the Parent and the Borrower.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.

(b)  (i)  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)  Unless the Administrative Agent otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (y) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (x), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (x) and (y) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)  Any party hereto may change its address or facsimile number or the contact person for notices and other communications hereunder by notice to the other parties hereto.
(d)  The Parent and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, SyndTrak, ClearPar or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available”.  Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, as to the adequacy of the Platform and each such Person expressly disclaims any liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, any Issuing Bank or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform.
(e)  The Parent and the Borrower shall notify the Administrative Agent of the DQ List and any updates thereto in writing at the following address:  JPMDQ_Contact@jpmorgan.com and, to the extent not so notified to the Administrative Agent at such address, the DQ List or applicable update thereto shall be deemed not to have been received and shall not be effective.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)  Except as provided in Sections 2.23, 2.25 and 2.26, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower and the Required Lenders or by the Parent, the Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is a party thereto with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (in each case other than as a result of any change in the definition of “Total Net Leverage Ratio” or in any component thereof), in each case, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan under Section 2.10 or the reimbursement of any LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (vi) release the Parent or any Material Subsidiary from its Guarantee under the Guarantee Agreement, or limit its liability in respect of such Guarantee, without the written consent of each Lender (in each case, except as expressly provided therein in connection with a transaction permitted under this Agreement, it being understood that an amendment or other modification of the type of obligations guaranteed under the Guarantee Agreement shall not be deemed to be a release or limitation of any Guarantee), (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.17 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (viii) waive any condition to any extension of credit under any Class of Commitments set forth in Section 4.02 without the written consent of the Majority in Interest of the Lenders of such Class (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of any affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.02), (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to, or the Collateral of, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class and (x) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV; provided further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be, (B) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by Parent, the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) only the written consent of a Majority in Interest of the Tranche A Term Lenders and a Majority in Interest of the Revolving Lenders shall be required to waive, amend or modify the provisions of Section 6.10 or Section 6.11 (and related definitions as used in such Sections, but not as used elsewhere in this Agreement) or Article VII, solely as it relates to any failure to observe or perform any covenant set forth in Section 6.10 or Section 6.11.

Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, Excluded Term Commitment Lender or Excluded Term Lender except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clauses (i) through (x) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.  Notwithstanding the foregoing, if the Administrative Agent and the Borrower, acting together, identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify, or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement or such other Loan Document, as the case may be, if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of written notice thereof.
SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent and the Collateral Agent (and any local counsel that either such Agent determines to be appropriate in connection with matters affected by laws other than those of the State of New York), in connection with the Transactions, the structuring, arrangement and syndication of the credit facilities hereunder and the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)  The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of the Subsidiaries, or any Environmental Liability related in any way to the Parent or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (A) from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its directors, trustees, officers or employees or (B) from a material breach of its obligations under this Agreement or (y) result from a proceeding that does not involve an act or omission by the Parent, the Borrower or any of their respective Affiliates or equityholders or its or their respective partners, members, directors, officers, employees or agents and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent, the Collateral Agent, any Arranger (or any holder of any other title or role) in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder).

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees (but without limiting the obligation of the Borrower to pay such amount) to pay to the Administrative Agent, the Collateral Agent or the applicable Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the applicable Issuing Bank in its capacity as such.  For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect).
(d)  To the extent permitted by applicable law, neither the Borrower nor any other Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)  All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not (except to a Successor Borrower as expressly contemplated by Section 6.03) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)  the Borrower; provided that (x) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (which, in the case of an assignment of (1) a Revolving Commitment or Revolving Credit Exposure, is to an existing Revolving Lender or any of its Affiliates ordinarily engaged in the business of extending credit or Approved Funds and (2) a Tranche A Term Loan, is to an existing Tranche A Term Lender, Revolving Lender, or any of their respective Affiliates or Approved Funds) or if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing, any other assignee and (y) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within (I) in the case of any assignment of Tranche B Term Loans, 10 Business Days and (II) in the case of any assignment of Tranche A Term Loans, Revolving Commitments or Revolving Loans, 15 Business Days, in each case after having received written notice (for the avoidance of doubt, in accordance with Section 9.01) thereof;
(B)  the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)  in the case of Revolving Commitments or Revolving Credit Exposure, each Issuing Bank.
(ii)  Assignments shall be subject to the following additional conditions:
(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (i) or (j) of Article VII has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)  the parties to each assignment shall execute and deliver to the Administrative Agent (and, in the case of an assignment requiring the consent of the Borrower pursuant to subparagraph (b)(i)(A) of this Section 9.04, the Borrower) an Assignment and Assumption (or an agreement incorporating by reference a form Assignment and Assumption posted on the Platform), and shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (2) with respect to any assignment pursuant to Section 2.20(b), the parties hereto agree that such assignment may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto;
(D)  the Administrative Agent shall notify the Borrower of each assignment of which the Administrative Agent becomes aware; provided that the failure of the Administrative Agent to provide such notice shall in no way affect any of the rights or obligations of the Administrative Agent under this Agreement or otherwise subject the Administrative Agent to any liability; and
(E)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.
For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person and any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Parent, the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Parent, the Borrower and, as to entries pertaining to it, any Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)  Upon its receipt of a duly completed Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto.  Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi)  The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.
(c)  Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans of any Class owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall deliver to the Administrative Agent and the Borrower (in such number of copies as shall be requested by the recipient) duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information statements of exemption required under the Code for each Participant and (D) the Loan Parties, the Administrative Agent, the Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.17(h) with respect to any payments made by such Lender to its Participant(s).  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant or that requires the approval of all the Lenders.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign and delegate all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
(f)  Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans (but, for the avoidance of doubt, not any Revolving Commitments or Revolving Credit Exposure) to any Purchasing Borrower Party pursuant to either (x) an Auction Purchase Offer or (y) an open-market purchase, subject to compliance with the following requirements:
(A)  no Event of Default shall have occurred and be continuing or would result therefrom;

(B)  each Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this paragraph and the Auction Procedures;
(C)  the assigning Lender and the applicable Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;
(D)  any Term Loans assigned and delegated to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and delegation and will thereafter no longer be outstanding for any purpose hereunder (it being understood and agreed that (x) except as expressly set forth in any such definition, any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA, and (y) upon any such cancellation, the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so cancelled, and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so cancelled);
(E)  each Lender assigning any Term Loans to any Purchasing Borrower Party shall have rendered a customary “big boy” disclaimer letter;
(F)  no Purchasing Borrower Party may use the proceeds from Revolving Loans to purchase any Term Loans; and
(G)  the aggregate principal amount of Term Loans purchased by Purchasing Borrower Parties pursuant to open market purchases shall not exceed an amount equal to 25% of the initial aggregate principal amount of the Term Loans.
(g)  (i)  No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning or participating Lender entered into a binding agreement to sell and assign or participate, as the case may be, all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or participant shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee shall not by itself result in such assignee no longer being considered a Disqualified Institution.  Any assignment in violation of this Section 9.04(g)(i) shall not be void, but the other provisions of this Section 9.04(g) shall apply.

(ii)  If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of Section 9.04(g)(i), or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)  Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Parent, the Borrower or any their respective Affiliates or by the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Law, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan, (2) if such Disqualified Institution does vote on such plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)  The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same (and if the DQ List is not posted on the Platform, the Administrative Agent shall provide the DQ List to any such Lender following such request).

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Parent and the Borrower and the other Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e).  The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.  Counterparts; Integration; Effectiveness.  (i)  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the Guarantee Agreement, the Security Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, the Collateral Agent or any Issuing Bank or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of all the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by electronic means (e.g. .pdf file) shall be effective as delivery of a manually executed counterpart of this Agreement.
(ii)  The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.  Right of Setoff.  Upon the occurrence and during the continuance of an Event of Default, and provided that the Loans shall have become or shall have been declared due and payable pursuant to the provisions of Article VII, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Parent or the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Any such deposits and obligations may be combined in such setoff and application, regardless of the currency in which such deposits and obligations are denominated.  Each Lender and each Issuing Bank agrees to promptly notify the Parent and the Borrower after any such set-off and application; provided that the failure of any Lender or Issuing Bank to so notify the Parent and the Borrower shall not affect the validity of any such set-off and application.  The rights of each Lender and Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or such Issuing Bank may have.
SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)  Each of the Parent and the Borrower hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction.

(c)  Each of the Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.  Judgment Currency.  The obligations hereunder of the Borrower to make payments in Dollars or in an Alternative Currency, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against the Parent, the Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being thereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Currency Equivalent of such amount, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(a)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Parent or the Borrower, as the case may be, covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(b)  For purposes of determining the Currency Equivalent under this Section 9.11, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
SECTION 9.12.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13.  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)); provided that no disclosure of Information may be made under this clause (f)(i) to any Disqualified Institution or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Parent or the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower and (i) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein.  For the purposes of this Section, “Information” means all information received from the Parent or the Borrower relating to the Parent or the Borrower or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent or the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.14.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the Maximum Rate.

SECTION 9.15.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.  This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective for each Lender, each Issuing Bank and the Administrative Agent.
SECTION 9.16.  Non-Public Information.  Each Lender acknowledges that all information furnished to it pursuant to this Agreement by or on behalf of the Parent or the Borrower and relating to the Parent, the Borrower, the other Subsidiaries or their businesses may include material non-public information concerning the Parent, the Borrower and the other Subsidiaries and their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws.
All such information, including requests for waivers and amendments, furnished by the Parent, the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning the Parent, the Borrower and the other Subsidiaries and their securities.  Accordingly, each Lender represents to the Parent, the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.
SECTION 9.17.  Optional Release of Collateral.  (a)  Notwithstanding any other provision herein or in any other Loan Document, the Collateral Agent is hereby authorized to release the Collateral from the Liens granted under the Security Documents securing the obligations under this Agreement and the Guarantee Agreement (but not the Guarantees provided pursuant to the Guarantee Agreement) on a Business Day specified by the Borrower (the “Optional Release Date”), upon the satisfaction of the following conditions precedent (the “Optional Release Conditions”), and subject to the reinstatement of such Liens as provided in paragraph (b) below:
(i)  the Borrower shall have given notice to the Collateral Agent at least 10 days prior to the Optional Release Date, specifying the proposed Optional Release Date;

(ii)  the Collateral Release Ratings Requirement shall be satisfied as of the date of such notice and shall remain satisfied as of the Optional Release Date;
(iii)  no Default shall have occurred and be continuing as of the date of such notice or as of the Optional Release Date;
(iv)  all Liens on the Collateral securing any other obligations pursuant to the Security Documents, and any Liens securing Alternative Incremental Facility Debt or Credit Agreement Refinancing Indebtedness, have been released as of the Optional Release Date or are released simultaneously with the release of the Collateral from the Liens securing obligations under the Loan Documents pursuant to this Section; and
(v)  on the Optional Release Date, the Administrative Agent shall have received (A) a certificate, dated the Optional Release Date and executed on behalf of the Borrower by a Financial Officer thereof, confirming the satisfaction of the Optional Release Conditions set forth in clauses (ii), (iii) and (iv) above and (B) such other evidence as the Administrative Agent may reasonably require confirming the satisfaction of the Optional Release Conditions set forth above.
If the conditions set forth above are satisfied on the Optional Release Date, a Collateral Release Period shall commence on such Optional Release Date.  During the continuance of any Collateral Release Period, but not otherwise, the Collateral Requirement shall not apply and all representations and warranties and covenants contained in this Agreement, the Collateral Agreement and any other Security Document related to the grant or perfection of Liens on the Collateral shall be deemed to be of no force or effect.  Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent and shall not require the consent of any Lender.  Subject to the satisfaction of the conditions set forth in this paragraph (a), on and after the Optional Release Date, the Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, at the request and expense of the Borrower, as shall be necessary to effectuate the release of Liens granted under the Security Documents pursuant to the terms of this paragraph, without recourse, representation or warranty.
(b)  If, following the commencement of a Collateral Release Period pursuant to paragraph (a) of this Section, the Collateral Release Ratings Requirement is no longer satisfied or a Default occurs and is continuing, then (i) such Collateral Release Period shall terminate, (ii) the Parent and the Borrower shall promptly take and cause the other Loan Parties to take all such actions as shall be necessary or as the Collateral Agent shall reasonably request to cause the Collateral Requirement to be satisfied, (iii) the provisions of the Loan Documents that ceased to be effective or apply during such Collateral Release Period shall be restored and shall be effective and apply as in effect before such Collateral Release Period commenced and (iv) the Parent and the Borrower shall, and shall cause the other Loan Parties to, deliver such legal opinions, certificates and other documents, and satisfy such other requirements, as were required in connection with the original grant of Liens on the Collateral pursuant to the Security Documents, in each case to the extent requested by the Collateral Agent.

(c)  Without limiting the provisions of Section 9.03, the Borrower shall reimburse the Collateral Agent for all costs and expenses, including attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section.
(d)  It is understood that, if a Collateral Release Period terminates as provided in paragraph (b) above, a Collateral Release Period may commence again if the requirements of paragraph (a) above are subsequently satisfied.
(e)  For the avoidance of doubt, to the extent that any personal property leased to the Parent or any Subsidiary (and neither owned by the Parent or any Subsidiary nor constituting part of the Collateral) is affixed to any Mortgaged Property, any waiver of rights with respect to such personal property by the Lenders in favor of the lessor of such personal property shall be effective if signed by the Administrative Agent and/or the Collateral Agent and each of the Administrative Agent and the Collateral Agent is hereby authorized to sign any such waiver.
SECTION 9.18.  No Fiduciary Relationship.  Each of the Parent and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Parent, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Parent, the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Parent, the Borrower, the Subsidiaries or any of their respective Affiliates.

SECTION 9.19.  Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of any EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)  the effects of any Bail-In Action on any such liability, including, if applicable:
(A)  a reduction in full or in part or cancellation of any such liability;
(B)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(c)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By	/s/ Shannon J. Curry
	Name:	Shannon J. Curry
	Title:	Treasurer

AMERICAN AXLE & MANUFACTURING, INC.

By	/s/ Shannon J. Curry
	Name:	Shannon J. Curry
	Title:	Treasurer

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent and an Issuing Bank

By	/s/ Richard W. Duker
	Name:	Richard W. Duker
	Title:	Managing Director

BARCLAYS BANK PLC, as a Lender and an Issuing Bank

By	/s/ Vanessa Kurbatskiy
	Name:	Vanessa Kurbatskiy
	Title:	Vice President

CITIBANK, N.A., as a Lender and an Issuing Bank

By	/s/ Matthew Burke
	Name:	Matthew Burke
	Title:	Managing Director & Vice President

ROYAL BANK OF CANADA, as a Lender and an Issuing Bank

By	/s/ Edward D. Herko
	Name:	Edward D. Herko
	Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Scott M. Kowalski
	Name:	Scott M. Kowalski
	Title:	Senior Vice President

CITIZENS BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Stephen A. Maenhout
	Name:	Stephen A. Maenhout
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Jeffrey S. Johnson
	Name:	Jeffrey S. Johnson
	Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK, as a Lender

By	/s/ Stephen J. McCormack
	Name:	Stephen J. McCormack
	Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Marcel Fournier
	Name:	Marcel Fournier
	Title:	Senior Vice President

BMO HARRIS BANK, N.A., as a Lender

By	/s/ Joshua Hovermale
	Name:	Joshua Hovermale
	Title:	Director

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By	/s/ Brian Lukehart
	Name:	Brian Lukehart
	Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By	/s/ Casey DeMarco
	Name:	Casey DeMarco
	Title:	Assistant Vice President